Exhibit 10.2

AGREEMENT AND PLAN OF

REORGANIZATION AND MERGER

This Agreement and Plan of Reorganization and Merger (this “Agreement”) is entered into as of February 22, 2007, by and among 1st Pacific Bancorp, a California corporation (“Company”), 1st Pacific Bank of California, a California state-chartered bank and a wholly-owned subsidiary of Company (“Bank”), and Landmark National Bank, a national banking association (“Seller”).

RECITALS:

WHEREAS, the respective Boards of Directors of Seller and Company have each unanimously determined that it is in the best interests of Seller and Company and their respective shareholders for Seller to be merged with and into Bank, upon the terms and subject to the conditions set forth in this Agreement and in accordance with national banking laws and other applicable laws;

WHEREAS, each of the Boards of Directors of Seller, Bank and Company has unanimously approved this Agreement and the transactions contemplated hereby;

WHEREAS, Seller’s and Company’s Boards of Directors have resolved to recommend approval of the transactions to their respective shareholders;

WHEREAS, upon the consummation of the Merger of Seller with and into Bank, Bank shall be the surviving association and will remain a wholly-owned subsidiary of Company; and

WHEREAS, it is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, Seller, Company and Bank hereby agree as follows:

ARTICLE 1.  DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Event” shall mean any of the following:

(a)                                  Either Seller or Company, respectively, shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than Seller or Company), to effect an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below).  As used herein, the term “Acquisition Transaction” shall mean (i) a merger, consolidation or similar transaction involving Seller or Company, (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of Seller or Company, or any asset or assets of Seller or Company the disposition or lease of which would result in a material change in the business or business operations of Seller or Company, or (iii) the issuance, other than pursuant to outstanding stock options, sale or other disposition by Seller or Company (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of Seller Common Stock or Company Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of Seller Common Stock or Company Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 15% or more of the Voting Securities of Seller or Company; or

(b)                                 Prior to termination of this Agreement (i) any Person (other than a person who is a party to a Seller Director-Shareholder Agreement or a Company Director-Shareholder Agreement) shall have increased the number of shares of Seller Common Stock or Company Common Stock over which such Person has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by a number that is greater than 5% of the then outstanding shares of Seller Common Stock or Company Common Stock, as applicable, if, after giving effect to such increase, such Person owns, beneficially, more than 10% of the outstanding shares of Seller Common Stock or Company Common Stock, or (ii) any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 10% of the then outstanding shares of Seller Common Stock or Company Common Stock.

“Acquisition Proposal” shall have the meaning given such term in Section 6.2.5.

“Affiliate” or “affiliate” shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Affiliate’s Agreement” shall have the meaning given such term in Section 5.3.4.

“Aggregate Cash Amount” means the sum of (i) $8,355,780 and (ii) the product obtained by multiplying (A) the number of shares of Seller Common Stock obtained upon exercise of Seller Stock Options and Seller Warrants after the date hereof and prior to the Effective Time by (B) 0.35, multiplied by (C) the Per Share Cash Consideration.

“Aggregate Company Share Amount” means the sum of (i) the product obtained by multiplying (A) 1,246,341 by (B) the Exchange Ratio, and (ii) the product obtained by multiplying (A) the number of shares of Seller Common Stock obtained upon exercise of Seller Stock Options and Seller Warrants after the date hereof and prior to the Effective Time by (B) 0.65, multiplied by (C) the Exchange Ratio.

“Benefit Arrangement” shall have the meaning given such term in Section 3.21.4.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

“California Corporations Code” shall mean the General Corporation Law of the State of California.

“California Financial Code” shall mean the Financial Code of the State of California.

“Cash Election” shall have the meaning given to such term in Section 2.6.1.

“Cash Proration Factor” shall have the meaning given to such term in Section 2.6.3(b)(iii).

“CDFI” shall mean the California Department of Financial Institutions.

“Certificates” shall have the meaning given to such term in Section 2.5.3.

“Classified Assets” shall have the meaning given to such term in Section 6.1.14.

“Closing” shall have the meaning given to such term in Section 2.1.

“Closing Date” shall have the meaning given to such term in Section 2.1.

“Combination Cash Election” shall have the meaning given such term in Section 2.6.1.

“Combination Stock Election” shall have the meaning given such term in Section 2.6.1.

“Company” shall mean 1st Pacific Bancorp.

“Company Common Stock” shall mean the common stock, no par value per share, of Company.

“Company Director-Shareholder Agreement” shall have the meaning given such term in Section 7.3.6.

“Company Fairness Opinion” shall have the meaning given to such term in Section 7.2.7.

“Company Filings” shall have the meanings given such term in Section 4.6.

“Company Financial Statements” means the audited financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Bank and the related opinions thereon for the years ended December 31, 2005, 2004 and 2003, and of Company with respect to the period after December 31, 2006.

“Company Properties” shall have the meaning given to such term in Section 4.23.1.

“Company Stock Option Plan” shall mean the Second Amended and Restated 2000 Stock Option Plan of 1st Pacific Bank of California assumed by Company, and any additional equity compensation plan approved by the Board of Directors of Company prior to the Effective Time.

“Company Superior Proposal” shall have the meaning set forth in Section 6.4.5.

“Confidential Information” means all information exchanged heretofore or hereafter between Seller and its affiliates and agents, on the one hand, and Company and Bank, their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participations purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other party pursuant to the terms of this Agreement or as contemplated hereby).  Notwithstanding the foregoing, “Confidential Information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

“Default” shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

“Derivatives Contract” shall have the meaning given such term in Section 3.25.

“Dissenting Shares” shall have the meaning given such term in Section 2.8.

“Effective Time” shall have the meaning given such term in Section 2.1.

“Election Deadline” shall have the meaning given such term in Section 2.6.2.

“Election Form” shall have the meaning given such term in Section 2.6.1.

“Election Form Record Date” shall have the meaning given such term in Section 2.6.1.

“Employee Plan” shall have the meaning given such term in Section 3.21.3.

“Environmental Laws” shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

“Equity Securities” shall have the meaning given to such term in the Exchange Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean U.S. Stock Transfer Corporation or such other Person as Company shall have appointed to perform the duties set forth in Section 2.5.3.

“Exchange Offer” shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of Seller Common Stock or Company Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of Seller Common Stock or Company Common Stock, as applicable.

“Exchange Ratio” means 0.778125, subject to adjustment under Section 8.1.8 or 8.1.9.

“Exchange Ratio Testing Period” means the twenty (20) trading days on which the OTC Bulletin Board (or any other stock exchange or quotation service in the United States on which shares of Company Common Stock trade if no longer traded on the OTC Bulletin Board) was open and on which at least four hundred (400) shares of Company Common Stock actually traded on the OTC Bulletin Board (or any other stock exchange or quotation service in the United States on which shares of Company Common Stock trade if no longer traded on the OTC Bulletin Board), preceding the fifth Business Day prior to the Effective Time.

“Exchange Ratio Company Trading Price” means the average reported closing sales price for Company Common Stock on the OTC Bulletin Board (or any other stock exchange or quotation service in the United States on which shares of Company Common Stock trade if no longer traded on the OTC Bulletin Board) during the days included in the Exchange Ratio Testing Period.

“Exchange Ratio NASDAQ Bank Index” means the average reported closing NASDAQ Bank Index during the days included in the Exchange Ratio NASDAQ Testing Period.

“Exchange Ratio NASDAQ Testing Period” means the twenty trading days during which the NASDAQ Global Market was open, preceding the fifth Business Day prior to the Effective Time.

“Expenses” shall have the meaning given such term in Section 8.5.6.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FDI Act” shall mean the Federal Deposit Insurance Act.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles accepted in the United States of America.

“Governmental Entity” shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

“Hazardous Substances” shall have the meaning given such term in Section 3.23.4.

“HMDA” shall mean Home Mortgage Disclosure Act.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“Joint Proxy Statement/Prospectus” shall have the meaning given to such term in Section 5.10.

“Knowledge” shall mean, with respect to any representation or warranty contained in this Agreement, the actual knowledge, after reasonable inquiry, including inquiry of direct reports, of any director or executive officer of Seller, Bank or Company, as the case may be.

“Last Regulatory Approval” shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger, to permit the parties to consummate the Merger.

“Loan Loss Reserve” shall have the meaning set forth in Section 6.1.10(a).

“Mailing Date” shall have the meaning given such term in Section 2.6.1.

“Material Adverse Effect” shall mean a material adverse effect: (i) on the business, assets, results of operations, financial condition or prospects of a Person and its subsidiaries, if any, taken as a whole (unless specifically indicated otherwise); or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Agreement” shall have the meaning given to such term in Section 2.1.

“Merger Consideration” shall mean the Aggregate Cash Amount plus the Aggregate Share Amount.

“NBA” means the National Bank Act.

“OCC” shall mean the Office of the Comptroller of the Currency.

“OREO” shall have the meaning given such term in Section 3.13.

“Perfected Dissenting Shares” shall mean Dissenting Shares as to which the recordholder has made demand on Bank in accordance with paragraph (b) of Section 214a of the NBA.

“Per Share Cash Consideration” means $12.45.

“Persons” or “persons” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

“Registration Statement” shall have the meaning given to such term in Section 5.10.

“Regulatory Authority” shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1.2.

“Returns” shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term “Return” means any one of the foregoing Returns.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall mean Landmark National Bank, and shall specifically include each predecessor entity by merger such as Legacy National Bank.

“Seller Collateralizing Real Estate” shall have the meaning given such term in Section 3.23.1.

“Seller Common Stock” shall mean the common stock, $5.00 par value per share, of Seller.

“Seller Director-Shareholder Agreement” shall have the meaning given such term in Section 7.2.6.

“Seller Fairness Opinion” shall have the meaning given to such term in Section 7.3.3.

“Seller Filings” shall have the meaning given such term in Section 3.6.

“Seller Financial Statements” means the audited financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position)

and notes thereto of Seller and the related opinions thereon for the years ended December 31, 2005, 2004 and 2003.

“Seller Properties” shall have the meaning given such term in Section 3.23.1.

“Seller Stock Options” shall mean the options to purchase shares of Seller Common Stock pursuant to the Seller Stock Option Plans as described in Schedule 3.5 hereto.

“Seller Stock Option Plans” shall mean Seller’s written stock option plans, predecessor stock option plan and predecessor warrants as described in Schedule 3.5 hereto.

“Seller Superior Proposal” shall have the meaning given to such term in Section 6.2.5.

“Seller Warrants” shall mean the warrants to purchase shares of Seller Common Stock pursuant to the warrants described in Schedule 3.5 hereto.

“Stock Election” shall have the meaning given to such term in Section 2.6.1.

“Stock Proration Factor” shall have the meaning given to such term in Section 2.6.3(a)(iii).

“Subsidiary” shall mean, with respect to any corporation (the “parent”), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

“Surviving Corporation” shall have the meaning given to such term in Section 2.1.

“Taxes” shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

“Tax Filings” shall mean any applications, reports, statements or other Returns related to any Person’s taxes required to be filed with any local, state or federal Governmental Entity before the Merger may become effective.

“Tender Offer” shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to a tender offer to purchase any shares of Seller Common Stock or Company Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding Voting Securities of Seller or Company.

“Understanding” shall have the meaning set forth in Section 6.1.5.

“Undesignated Shares” shall have the meaning set forth in Section 2.6.1.

“Updated Schedules” shall mean the schedules provided by Seller to Company, and the schedules provided by Company to Seller, immediately prior to the Closing as set forth in Section 5.7.

“Voting Securities” or “Voting Stock” shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

ARTICLE 2.  THE MERGER

2.1                                 The Merger.  Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, Seller shall be merged with Bank, with Bank being the surviving corporation of the merger (the “Surviving Corporation”), all pursuant to the Agreement of Merger attached to this Agreement as Exhibit 2.1 (the “Merger Agreement”) and in accordance with the applicable provisions of the California Financial Code and the California Corporations Code (the “Merger”).  The closing of the Merger (the “Closing”) shall take place at a location and time and Business Day to be designated by Company and reasonably concurred to by Seller (the “Closing Date”).  The Merger shall be effective when the Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of California and the CDFI.  When used in this Agreement, the term “Effective Time” shall mean the time of filing of the Merger Agreement with the Secretary of State and the CDFI.

2.2                                 Effect of Merger.  By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of Seller and Bank shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of Seller and Bank, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of Seller and Bank immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in either Seller or Bank shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Seller and Bank shall be preserved unimpaired and all debts, liabilities and duties of Seller and Bank shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

2.3                                 Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended and the name of the Surviving Corporation shall be “1st Pacific Bank of California.”

2.4                                 Company and Bank Common Stock.  The authorized and issued capital stock of Company immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of Company, shall remain unchanged, except with respect to those shareholders of Company who are “dissenting shareholders,” as defined in Section 1300(c) of the California Corporations Code, whose shares are repurchased by Company, in which case those shares shall no longer be issued and outstanding shares of Company.  The authorized and issued capital stock of Bank immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of Bank, shall remain unchanged.

2.5                                 Conversion of Seller Common Stock.  At the Effective Time and pursuant to the Merger Agreement:

2.5.1                        Conversion of Seller Common  Stock.

(a)                                  Subject to the exceptions and limitations in Section 2.5.1(b) and 2.6, each outstanding share of Seller Common Stock shall, without any further action on the part of Seller or the holders of any such shares be converted into (i) shares of Company Common Stock in accordance with the Exchange Ratio, or (ii) cash in accordance with Per Share Cash Consideration, at the election of the holder of such share of Seller Common Stock.

(b)                                 Certain Exceptions and Limitations.  (A) Seller Perfected Dissenting Shares shall not be converted into shares of Company Common Stock, but shall, after the Effective Time, be entitled only to such rights as are granted them by Section 214a of the NBA (each dissenting shareholder who is entitled to payment for his or her shares of Seller Common Stock shall receive such payment in an amount as determined pursuant to Section 214a of the NBA); (B) no fractional shares of Company Common Stock shall be issued in the Merger and, in lieu thereof, each holder of Seller Common Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to eight places) obtained by multiplying such fractional share interest by the Per Share Consideration.

(c)                                  The holders of certificates formerly representing shares of Seller Common Stock shall cease to have any rights as shareholders of Seller, except such rights, if any, as they may have pursuant to national banking laws.  Except as provided above, until certificates representing shares of Seller Common Stock are surrendered for exchange or cash, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive shares of Company Common Stock or cash in accordance with the Exchange Ratio or Per Share Cash Consideration, respectively.

2.5.2                        Reservation of Shares.  Prior to the Effective Time, the Board of Directors of Company shall reserve for issuance a sufficient number of shares of Company Common Stock for the purpose of issuing its shares to the shareholders of Seller in accordance herewith.

2.5.3                        Exchange of Seller Common Stock.

(a)                                  As soon as reasonably practicable after the Effective Time, holders of record of certificates formerly representing shares of Seller Common Stock (“Certificates”) shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Company shall deliver or cause to be delivered to such holders.  Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by Company or the Exchange Agent.

(b)                                 After the Effective Time, each holder of a Certificate that surrenders such Certificate to Company or the Exchange Agent will, upon acceptance thereof by Company or the Exchange Agent, be entitled to receive shares of Company Common Stock or cash at the election of the holder of shares of Seller Common Stock in accordance with Section 2.5.1 hereof.

(c)                                  Company or the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Company or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Company or the Exchange Agent may reasonably require.

(d)                                 Each outstanding Certificate, other than those representing Seller Perfected Dissenting Shares, shall, until duly surrendered to Company or the Exchange Agent, be deemed to evidence the right to receive shares of Company Common Stock or cash in accordance with Section 2.5.1 hereof.

(e)                                  After the Effective Time, holders of Certificates shall cease to have rights with respect to the Seller Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Seller Perfected Dissenting Shares) shall be to exchange such Certificates for shares of Company Common Stock or cash at the election of each holder of such Seller Common Stock, respectively, in accordance with Section 2.5.1 hereof.  At the Effective Time, Seller shall deliver a certified copy of a list of its shareholders to Company or the Exchange Agent.  After the Effective Time, there shall be no further transfer of Certificates on the records of Seller, and if such Certificates are presented to Seller for transfer, they shall be canceled against delivery of shares of Company Common Stock or the Per Share Consideration in accordance with Sections 2.5.1 and 2.6 hereof.  Company shall not be obligated to deliver any shares of Company Common Stock to any holder of Seller Common Stock until such holder surrenders the Certificates as provided herein.  No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive Company Common Stock under this Agreement until such person surrenders the Certificates representing the right to receive such Company Common Stock, at which time such dividends on whole shares of Company Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored.  Certificates surrendered for exchange by any person constituting an “affiliate” of Seller for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing Company Common Stock until Company has received a written agreement from such person as specified in Section 5.3.4.  Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of Seller Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Company and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, Company or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)                                    If any shares of Company Common Stock are to be issued and/or Per Share Consideration paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance and/or payment that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance and/or payment shall pay to Company or the Exchange Agent any required transfer or other taxes or establish to the satisfaction of Company or the Exchange Agent that such tax has been paid or is not applicable.

(g)                                 In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Company or the Exchange Agent an affidavit stating such fact, in form satisfactory to Company, and, at Company’s discretion, a bond in such reasonable sum as Company or the Exchange Agent may direct as indemnity against any claim that may be made against Company or Seller or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.  Upon such delivery, the owner shall have the right to receive the shares of Company Common Stock and/or Per Share Consideration in accordance with Sections 2.5.1 and 2.6 hereof with respect to the shares represented by the lost, stolen or destroyed Certificate.

2.6                                 Election and Proration Procedures.

2.6.1                        An election form and other appropriate and customary transmittal materials in such form as Company and Seller shall mutually agree (“Election Form”) shall be mailed no more than twenty (20) days after the Effective Time or on such other date as Seller and Company shall mutually agree (“Mailing Date”) to each holder of record of Seller Common Stock as of the Effective Time (“Election Form Record Date”).  Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.  Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive either (i) Company Common Stock (a “Stock Election”) with respect to all of such holder’s Seller Common Stock, (ii) cash (a “Cash Election”) with respect to all of such holder’s Seller Common Stock, or (iii) a specified number of shares of Seller Common Stock to receive Company Common Stock (a “Combination Stock Election”) and a specified number of shares of Seller Common Stock to receive cash (a “Combination Cash Election”), subject to the provisions contained in this Agreement.  Any Seller Common Stock (other than Seller Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

2.6.2                        Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. California time on or before the 30th day following the Mailing Date, or such other time and date as Company and Seller may mutually agree (the “Election Deadline”).  An Election Form shall be deemed properly completed only if an Election is indicated for each share of Seller Common Stock covered by such Election Form and if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Seller Common Stock covered by such Election Form, together with the duly executed transmittal materials included in or required by the Election Form.  Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline.  In the event an Election Form is revoked prior to the Election Deadline, the shares of Seller Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election Form is properly completed with respect to such shares on or before the Election Deadline, and Company shall cause the Certificates representing such Undesignated Shares to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Company and Seller required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive.  The Exchange Agent shall notify as soon as reasonably possible any person of any material defect in his or her Election Form.

2.6.3                        Company shall use its best efforts to cause the Exchange Agent to effect the allocation among the holders of Seller Common Stock of rights to receive Company Common Stock or cash in the Merger as follows:

(a)                                  If the conversion of shares of Seller Common Stock for which Cash Election and Combination Cash Elections shall have effectively been made would result in a number of shares of Company Common Stock being issued that is greater than the Aggregate Company Share Amount (which shall be determined for this purpose on the assumption that all shares of Seller Common Stock [other than those for which Cash Elections or Combination Cash Elections have been made] would be entitled to receive Company Common Stock), then, to the extent necessary so that the number of shares of Company Common Stock to be issued in the Merger shall be equal to the Aggregate Company Share Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(i)                                     shares of Seller Common Stock for which effective Cash Elections or Combination Cash Elections have been made shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration;

(ii)                                  the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive the Per Share Cash Consideration as shall be necessary so that the shares of Company Common Stock to be received by other holders of Undesignated Shares, when combined with the number of shares of Company Common Stock for which Stock Elections or Combination Stock Elections have been made shall be equal to the Aggregate Company Share Amount. If all Undesignated Shares are converted into the right to receive the Per Share Cash Consideration and the shares for which Stock Election and Combination Stock Elections are still greater than the Aggregate Company Share Amount, then;

(iii)                               a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (x) the Aggregate Company Share Amount by (y) the product of (i) the total number of shares of Seller Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made multiplied by (ii) the Exchange Ratio.  Each holder of Seller Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

(1)                                  the number of shares of Company Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

(2)                                  cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares Seller Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

(b)                                 If the conversion of the shares of Seller Common Stock for which Stock Elections and Combination Stock Elections shall have effectively been made (based upon the Exchange Ratio) would result in a number of shares of Company Common Stock being issued that is less than the Aggregate Company Share Amount (which shall be determined for this purpose on the assumption that all shares of Seller Common Stock [other than those for which Stock Elections or Combination Stock Elections have been made] would be entitled to receive the Per Share Cash Consideration), then, to the extent necessary so that the number of shares of Company Common Stock to be issued in the Merger shall be equal to the Aggregate Company Share Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(i)                                     each holder of Seller Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Company Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Common Stock covered by such Stock Election or Combination Stock Election;

(ii)                                  the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive Company Common Stock as shall be necessary so that the shares of Company Common Stock to be received by those holders, when combined with the number of shares of Company Common Stock for which a Stock Election or Combination Stock Election has been made shall be equal to at least the Aggregate Company Share Amount.  If all Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are still less than the Aggregate Company Share Amount, then;

(iii)                               a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Aggregate Company Share Amount (less the product of (i) the sum of the shares for which an effective Stock Election and Combination Stock Election has been made plus all the Undesignated Shares multiplied by (ii) the Exchange Ratio) by (y) the product of (i) the sum of the total number of shares of Seller Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made multiplied by (ii) the Exchange Ratio.  Each holder of Seller Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

(1)                                  cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Seller Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor; and

(2)                                  the number of shares of Company Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

(c)                                  If the aggregate number of shares of Seller Common Stock for which Stock Elections and Combination Stock Elections shall have effectively been made would result in a number of shares of Company Common Stock being issued that is equal to the Aggregate Company Share Amount,

(i)                                     the shares of Seller Common Stock for which effective Stock Elections and Combination Stock Elections have been made shall be converted into the right to receive Company Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Common Stock covered by such Stock Elections and Combination of Stock Elections;

(ii)                                  the shares of Seller Common Stock for which effective Cash Elections and Combination Cash Elections have been made shall be converted into the right to receive the Per Share Cash Consideration; and

(iii)                               the Undesignated Shares shall be converted into the right to receive the Per Share Cash Consideration.

(d)                                 Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 2.6(c), the number of shares of Company Common Stock that would be issued pursuant to the Merger is less than the Aggregate Company Share Amount or more than the Aggregate Company Share Amount, Company shall be authorized to reallocate shares of Company Common Stock and cash among the holders of the Seller Common Stock in good faith and in such a manner as Company reasonably determines to be fair and equitable, or to vary the number of shares of Company Common Stock to be issued in the Merger, in a manner such that the number of shares of Company Common Stock to be issued in the Merger shall be equal to the Aggregate Company Share Amount.

(e)                                  Notwithstanding any other provision of this Agreement (other than Section 2.6(c)(iv) hereof), if any Dissenting Shares fail to become Perfected Dissenting Shares, such Dissenting Shares shall automatically be converted into and represent the right to receive the consideration for such shares provided in this Agreement, without interest thereon.  The consideration payable for any such Dissenting Shares shall be payable in cash, in shares of Company Common Stock, or in such combination of cash and Company Common Stock as shall be determined by Company as being necessary or appropriate to preserve the status of the Merger as a “reorganization” within the meaning of section 368(a) of the Code.

2.6.4                        The calculations required by Section 2.6(c) shall be prepared by Company prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Company and furnished to Seller at least two Business Days prior to the Effective Time showing the manner of calculation in reasonable detail.  Any calculation of a portion of a share of Company Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

2.7                                 Seller Stock Options and Warrants.

2.7.1                        As of the Effective Time, to the extent Seller Stock Options have not been cancelled in exchange for cash in accordance with Section 6.3.13 and remain outstanding according to their terms, the outstanding rights with respect to the Seller Stock Options for shares of Seller Common Stock pursuant to stock options under the Seller Stock Option Plans shall be converted into and become rights to purchase Company Common Stock adjusted as to exercise price and number according to the Exchange Ratio and otherwise in accordance with the Seller Stock Option Plans.  Nothing in this Agreement shall be deemed to preclude holders of Seller Stock Options from exercising those Seller Stock Options at any time in accordance with their terms, including prior to the Effective Time.  Any cash paid for cancellation of Seller Stock Options shall not offset or otherwise affect the amount of the Merger Consideration.

2.7.2                        As of the Effective Time, to the extent Seller Warrants have not been cancelled in exchange for cash in accordance with Section 6.3.13 and remain outstanding, the outstanding rights with respect to the Seller Warrants for shares of Seller Common Stock shall be converted into and become rights to purchase Company Common Stock adjusted as to exercise price and number according to the Exchange Ratio and otherwise in accordance with the terms of the Seller Warrants, provided that Seller Warrants that are amended on the terms offered by Company in accordance with Section 6.3.13 shall not expire as a result of the Merger.  Nothing in this Agreement shall be deemed to preclude holders of Seller Warrants from exercising those Seller Warrants at any time in accordance with their terms, including prior to the Effective Time.  Any cash paid for cancellation of Seller Warrants shall not offset or otherwise affect the amount of the Merger Consideration.

2.8                                 Dissenters’ Rights.  Shares of Seller Common Stock, the holders of which have lawfully dissented from the Merger in accordance with Section 214a of the NBA and have timely filed with Bank a written demand for purchase of his or her shares and have surrendered his or her stock certificates pursuant to paragraph (b) of Section 214a of the NBA, are herein called “Dissenting Shares.”  Dissenting Shares, the holders of which have not effectively withdrawn or lost their dissenters’ rights under paragraph (b) of Section 214a of the NBA (“Perfected

Dissenting Shares”), shall not remain outstanding pursuant to Section 2.4 or converted pursuant to Section 2.5, but the holders thereof shall be entitled only to such rights as are granted by paragraph (b) of Section 214a of the NBA.  Each holder of Perfected Dissenting Shares who is entitled to payment for his or her Seller Common Stock, as applicable, pursuant to the provisions of paragraph (b) of Section 214a of the NBA shall receive payment therefor from Bank (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

2.9                                 Board of Directors of Company following the Effective Time.  At the Effective Time, two board members of Seller will be invited to join the board of directors of Company.

2.10                           Executive Officers of Company and Bank following the Effective Time.  At the Effective Time, the then existing executive officers of Company and Bank shall remain the executive officers of Company and Bank.

2.11                           Change of Structure.  Company and Seller agree that Company may change the structure of the Merger so long as the consideration received by Seller shareholders under Section 2.5 hereof is not modified and the Closing of the Merger is not materially delayed.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Company and Bank as follows:

3.1                                 Organization; Corporate Power; Etc.  Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement.  Seller has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Seller or the ability of Seller to consummate the transactions contemplated by this Agreement.  Seller has all requisite corporate power and corporate authority to enter into this Agreement and, subject to obtaining all requisite Regulatory Approvals, Seller will have the requisite corporate power and corporate authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby.

3.2                                 Licenses and Permits.  Except as disclosed on Schedule 3.2, Seller has all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of its business as presently conducted, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Seller or on the ability of Seller to consummate the transactions contemplated by this Agreement.  The properties, assets, operations and businesses of Seller are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

3.3                                 Subsidiaries.  There is no corporation, partnership, joint venture or other entity in which Seller owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement), any equity or other voting interest or position.

3.4                                 Authorization of Agreement; No Conflicts.

3.4.1                        The execution and delivery of this Agreement and the Merger Agreement by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller, subject only to the approval of this Agreement, the Merger Agreement and the Merger by Seller’s shareholders.  This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the FDI Act, 12 U.S.C. 1818(b)(6)(D).  The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(b)(6)(D).

3.4.2                        Except as disclosed on Schedule 3.4 the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Association or Bylaws of Seller, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Seller, or on Company or Bank following consummation of the Merger; or (ii) will be cured or waived prior to the Effective Time.

3.5                                 Capital Structure.  The authorized capital stock of Seller consists of 10,000,000 shares of Seller Common Stock, $5.00 par value per share.  On the date of this Agreement, 1,917,448 shares of Seller Common Stock were outstanding and 475,286 shares of Seller Common Stock were reserved for issuance pursuant to Seller Stock Options granted under the Seller Stock Option Plans and Seller Warrants.  All outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable (except as set forth in 12 U.S.C. 55) and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person.  Except for the Seller Warrants and the Seller Stock Options described on Schedule 3.5 to this Agreement, Seller does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which Seller is a party or by which it is bound obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Seller or obligating Seller to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

3.6                                 Seller Filings.  Except as disclosed on Schedule 3.6, since January 1, 2003, Seller has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the OCC; or (b) any other applicable federal, state or local governmental or regulatory authority.  All such reports, registrations and filings, and all reports sent to Seller’s shareholders during the three-year period ended December 31, 2005 and the nine months ended September 30, 2006 (whether or not filed with any Regulatory Authority), are collectively referred to as the “Seller Filings.”  Except to the extent prohibited by law, copies of the Seller Filings have been made available to Company.  As of their respective filing or mailing dates, each of the past Seller Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7                                 Accuracy of Information Supplied.  Seller has delivered or will deliver to Company copies of the Seller Financial Statements, and Seller will hereafter until the Closing Date deliver to Company copies of additional financial statements of Seller as provided in Sections 5.1.1(iii).  The Seller Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Seller as of the respective dates indicated and the results of operations, cash flows and changes in shareholders’ equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount).  In addition, Seller has delivered or made available to Company copies of all management or other letters delivered to Seller by its independent accountants in connection with any of the Seller Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of Seller issued at any time since January 1, 2005, and will make available for inspection by Company or its representatives, at such times and places as Company may reasonably request, reports and working papers produced or developed by such accountants or consultants.

3.8                                 Compliance with Applicable Laws.  Except as disclosed on Schedule 3.8, the business of Seller is not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Seller.  Except as set forth on Schedule 3.8, no investigation or review by any Governmental Entity with respect to Seller, other than regular bank examinations, is pending or threatened, nor has any Governmental Entity indicated to Seller an intention to conduct the same.

3.9                                 Litigation.  Except as set forth on Schedule 3.9, there is no suit, action or proceeding or investigation pending or threatened against or affecting Seller which, if adversely determined, would have a Material Adverse Effect on Seller; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Seller that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.  Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which Seller is a named party, and except as disclosed on Schedule 3.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Seller’s prior business practices.

3.10                           Agreements with Banking Authorities.  Seller is not a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

3.11                           Insurance.  Seller has in full force and effect policies of insurance with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its business, operations, properties and assets.  Schedule 3.11 contains a list of all policies of insurance and bonds carried and owned by Seller.  Seller is not in default under any such policy of insurance or bond such that it can be canceled and all material current claims outstanding thereunder have been filed in timely fashion.  Seller has filed claims with, or given notice of claim to, its insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which it believes it has coverage.

3.12                           Title to Assets other than Real Property.  Except as disclosed on Schedule 3.12, Seller has marketable title to or a valid leasehold interest in all material properties and assets (other than real property which is the subject of Section 3.13) used in its business, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for:  (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) encumbrances as set forth in the Seller Financial Statements; (c) current Taxes (including assessments collected with Taxes) not yet due which have been fully reserved for; (d) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use, or the ability of Seller or its Subsidiary to sell or otherwise dispose of the property subject thereto or affected thereby; and (e) other matters as described in Schedule 3.12.  All such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

3.13                           Real Property.  Schedule 3.13 is an accurate list and general description of all real property owned or leased by Seller, including Other Real Estate Owned (“OREO”).  Seller has marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) liens for current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of Seller to dispose, of Seller’s interest in the property subject thereto or affected thereby; and (d) other matters as described in Schedule 3.13.  Seller has valid leasehold interests in the leaseholds it holds, free and clear of all mortgages, liens, security interests, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.13.  The activities of Seller with respect to all real property owned or leased by it for use in connection with its operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity.  Except as set forth on Schedule 3.13, Seller enjoys quiet possession under all material leases to which it is the lessee and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  Materially all buildings and improvements on real properties owned or leased by Seller are in good condition and repair, and do not require more than normal and routine maintenance to keep them in such condition, normal wear and tear excepted.

3.14                           Taxes.

3.14.1                  Filing of Returns.  Except as set forth on Schedule 3.14.1, Seller has duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of Seller or any of its properties, income and/or operations on or prior to the Closing Date.  As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon.  Except as set forth on Schedule 3.14.1, no extension of time within which Seller may file any Return is currently in force.

3.14.2                  Payment of Taxes.  Except as disclosed on Schedule 3.14.2 with respect to all amounts in respect of Taxes imposed on Seller or for which Seller is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of Seller to taxing authorities or such other Persons on or before the date hereof have been paid.

3.14.3                  Audit History.  There is no review or audit by any taxing authority of any Tax liability of Seller currently in progress of which Seller has Knowledge.  Except as disclosed on Schedule 3.14.3, Seller has not received any written notices since its inception of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of Seller for any period.  Seller currently has no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of Seller or any Subsidiaries filed for fiscal years ended on or after December 31, 2003 through the Closing Date, nor is there reason to believe that any material deficiency will be assessed.

3.14.4                  Statute of Limitations.  Except as disclosed on Schedule 3.14.4, no agreements are in force or are currently being negotiated by or on behalf of Seller for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax.  No closing agreements or compromises exist concerning Taxes of Seller.

3.14.5                  Withholding Obligations.  Except as set forth on Schedule 3.14.5, Seller has withheld from each payment made to any of its officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

3.14.6                  Tax Liens.  There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by Seller except for liens for Taxes that are not yet due and payable.

3.14.7                  Tax Reserves.  Seller has made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed.  The Seller Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the Seller Financial Statements and all periods prior thereto.

3.14.8                  IRC Section 382 Applicability.  Seller, including any party joining in any consolidated return to which Seller is a member, has not undergone an “ownership change” as defined in IRC Section 382(g) within the “testing period” (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

3.14.9                  Disclosure Information.  Within 45 days of the date of this Agreement, Seller will deliver to Company a schedule setting forth the following information with respect to Seller and as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby):  (a) Seller’s basis in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Seller; and (c) the amount of any deferred gain or loss allocable to Seller and arising out of any deferred intercompany transactions.

3.15                           Performance of Obligations.  Except as disclosed on Schedule 3.15, Seller has performed all material obligations required to be performed by it to date and Seller is not in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Seller.  Except as disclosed on Schedule 3.15 or in the portion of Schedule 3.16 that identifies 90-day past due or classified or nonaccrual loans, no party with whom Seller has an agreement that is of material importance to the businesses of Seller is in default thereunder.

3.16                           Loans and Investments.  Except as set forth on Schedule 3.16, all loans, leases and other extensions of credit, guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of Seller are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  Except as described on Schedule 3.16, as of December 31, 2006, no loans or investments held by Seller are:  (i) more than ninety (90) days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as “loss,” “doubtful,” “substandard” or “specially mentioned” by Seller or any banking regulators; or (iii) on a nonaccrual status in accordance with Seller’s loan review procedures.  Except as set forth on Schedule 3.16, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits.  All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit made by Seller to any Affiliates of Seller are disclosed on Schedule 3.16.  For outstanding loans or extensions of credit where the original principal amounts are individually in excess of $100,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to Seller and is still in full force and effect.

3.17                           Brokers and Finders.  Except as disclosed on Schedule 3.17, Seller is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, nor the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder.  Seller agrees to indemnify and hold harmless Company and its affiliates, and to defend with counsel selected by Company and reasonably satisfactory to Seller, from and against any liability, cost or expense, including attorneys’ fees, incurred in connection with a breach of this Section 3.17.

3.18                           Material Contracts.  Schedule 3.18 to this Agreement contains a complete and accurate written list of all agreements, obligations or understandings involving payment or receipt of consideration exceeding $10,000 per year, written and oral, to which Seller is a party as of the date of this Agreement, except for loans and other extensions of credit made by Seller in the ordinary course of its business and those items specifically disclosed in the Seller Financial Statements.

3.19                           Absence of Material Adverse Effect.  Since January 1, 2005, the business of Seller has been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Seller.

3.20                           Undisclosed Liabilities.  Except as disclosed on Schedule 3.20, Seller has no liabilities or obligations, either accrued, contingent or otherwise, that are material to Seller and that have not been:  (a) reflected or disclosed in the Seller Financial Statements; or (b) incurred subsequent to December 31, 2004 in the ordinary course of business.  There is no basis for the assertion against Seller of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Seller that is not fully and fairly reflected and disclosed in the Seller Financial Statements or on Schedule 3.20.

3.21                           Employees; Employee Benefit Plans; ERISA.

3.21.1                  All material obligations of Seller for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued on the Seller Financial Statements for the periods covered thereby and paid when due.  Except as disclosed on Schedule 3.21.1, all material obligations of Seller, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to its directors, officers, employees or agents have been properly accrued on the Seller Financial Statements for the periods covered thereby and paid when due.  There are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or attempts to unionize or controversies threatened between Seller or any of its Affiliates and/or relating to any of its employees that are likely to have a Material Adverse Effect on Seller.  Seller is not a party to any collective bargaining agreement with respect to any of its employees and, except as set forth on Schedule 3.21.1, Seller is not a party to a written employment contract with any of its employees and there are no understandings with respect to the employment of any officer or employee of Seller which are not terminable by Seller without liability on not more than thirty (30) days’ notice.  Except as disclosed in the Seller Financial Statements for the periods covered thereby, all material sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in Section 3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents.  Except as set forth on Schedule 3.21.1, no director, officer or employee of Seller is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement.  Seller has materially complied with all applicable federal and state statutes and regulations which govern workers’ compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

3.21.2                  Seller has delivered as Schedule 3.21.2 a complete list of:

(a)                                  All current employees of Seller together with each employee’s tenure with Seller, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and

(b)                                 All Employee Plans and Benefit Arrangements (as defined in Sections 3.21.3 and 3.21.4 hereof), including all plans or practices providing for current compensation or accruals for active employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

3.21.3                  Except as disclosed on Schedule 3.21.3, Seller does not maintain, administer or otherwise contribute to any “employee benefit plan,” as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of Seller or any of its Subsidiaries (any such plan being herein referred to as an “Employee Plan”).  True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered or made available to Company, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of Seller or its Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan.  None of the Employee Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as covered in Section 412(c) of the IRC, and Seller has not been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years.  None of the Employee Plans of Seller is, or for the last five years has been, subject to Title IV of ERISA.  Each Employee Plan that is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and Seller is not aware of any fact which has occurred that would cause the loss of such qualification or exemption.

3.21.4                  Except as disclosed on Schedule 3.21.4, Seller does not maintain (other than base salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of Seller or for any class or classes of such directors, officers or employees.  Except as disclosed on Schedule 3.21.4, Seller does not maintain any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of Seller, whether active or retired, or for any class or classes of such directors, officers or employees.  Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered or made available to Company, shall be herein referred to as a “Benefit Arrangement.”

3.21.5                  To Seller’s Knowledge, all Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangement materially comply with or will be amended to materially comply with applicable legal requirements.  Neither Seller, nor any Employee Plan nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, that could subject Seller, Company, or Bank to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each “plan official” within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to Seller’s Knowledge, no employee of Seller, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject Seller or any of its Subsidiaries to liability if Seller or any such Subsidiary is obligated to indemnify such Person against liability.  Except as disclosed on Schedule 3.21.5, Seller has not failed to make any material contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

3.21.6                  Except as set forth on Schedule 3.21.6, no Employee Plan or Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such Employee Plan.  Except as set forth on Schedule 3.21.6, to Seller’s Knowledge there is no pending or threatened legal action, proceeding or investigation against any Employee Plan that could result in material liability to such Employee Plan, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

3.21.7                  To Seller’s Knowledge, each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

3.21.8                  Except as disclosed on Schedule 3.21.8, Seller does not maintain any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by Seller or its Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of Seller or its Affiliates, in either case as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

3.22                           Powers of Attorney.  No power of attorney or similar authorization given by Seller is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

3.23                           Hazardous Materials.  Except as set forth on Schedule 3.23:

3.23.1                  Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of business and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on any of the Seller Properties (as defined below), Seller has not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Substances other than as permitted by and only in compliance with applicable law.  Since the date Seller was formed as a legal entity, no material amount of Hazardous Substances has been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since the date Seller opened for banking, or which is currently or during the past three years was leased, by Seller, including OREO (collectively, the “Seller Properties”), and Seller has not received written notice that any of the same has occurred with respect to any real property in which Seller now holds any security interest, mortgage or other lien or interest (“Seller Collateralizing Real Estate”), except for (i) matters disclosed on Schedule 3.23; and (ii) no activity has been undertaken on any of the Seller Properties since the date Seller opened for banking, and Seller has not received any written notice that activities have been or are being undertaken on any of the Seller Collateralizing Real Estate, that would cause or contribute to:

(a)                                  any of the Seller Properties or Seller Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

(b)                                 a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

(c)                                  the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a Material Adverse Effect on the Seller Property or Seller Collateralizing Real Estate involved.

3.23.2                  Except as disclosed on Schedule 3.23, there are not, and never have been, any underground storage tanks located in or under any of the Seller Properties or the Seller Collateralizing Real Estate.

3.23.3                  Seller has not received any written notice of, and to the Knowledge of Seller has not received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the Seller Properties or Seller Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law, and none of the Seller Properties or Seller Collateralizing Real Estate is listed on the United States Environmental Protection Agency’s

National Priorities List of Hazardous Waste Sites, or, to the Knowledge of Seller, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

3.23.4                  “Hazardous Substances” shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

3.24                           Parachute Payments.  The consummation of the Merger will not entitle any director, officer or employee of Seller to any payment that would constitute a parachute payment under IRC Section 280G.

3.25                           Risk Management Instruments.  Neither Seller nor any Subsidiary of Seller is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generally as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business consistent with safe and sound banking practices and regulatory guidance and previously disclosed to Company and Bank.

3.26                           Liability Under Regulation C, Truth in Lending Law and HMDA.  To Seller’s Knowledge, and except as disclosed on Schedule 3.26, Seller has no liabilities or obligations either accrued, contingent or otherwise, that have a Material Adverse Effect on Seller with respect to Regulation C, Truth in Lending Law and HMDA disclosures.

3.27                           Bank Secrecy Act.  Seller is in compliance with the Bank Secrecy Act (31 U.S.C. § 5322, et seq.) and related state and federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

3.28                           Accounting Records.  Seller maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP.  Such records, to the extent they contain material information pertaining to Seller which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

3.29                           Corporate Records.  The minute books of Seller accurately reflect all material actions taken by its shareholders, board of directors and committees of its board of directors.

3.30                           Accounting and Tax Matters.  Seller has not through the date hereof taken or agreed to take any action that would prevent Seller from qualifying the Merger as a reorganization within the meaning of Section 368 of the IRC.

3.31                           Community Reinvestment Act.  Seller received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.  Seller has not been advised in writing of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

3.32                           Foreign Corrupt Practices Act.  Seller (including any of its officers, directors and, to the Knowledge of Seller, its representatives) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF COMPANY AND BANK

Company and Bank, jointly and severally, represent and warrant to Seller as follows:

4.1                                 Organization; Corporate Power; Etc.  Each of Company and Bank is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement.  Company is a bank holding company registered under the BHCA.  Each of Company’s Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Company taken as a whole or the ability of Company to consummate the transactions contemplated by this Agreement.  Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, Company will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby.  Company is the sole shareholder of Bank.  Bank is a state chartered banking corporation licensed to conduct banking business in California.  Bank is a member of the Federal Reserve System.  Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by law.

4.2                                 Licenses and Permits.  Company and Bank have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their business as presently conducted, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Company and Bank taken as a whole or on the ability of Company and Bank to consummate the transactions contemplated by this Agreement.  The properties, assets, operations and businesses of Company and Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

4.3                                 Subsidiaries.  There is no corporation, partnership, joint venture or other entity in which Company or Bank own, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position, other than Company’s ownership of Bank or any entity facilitating the issuance of trust preferred securities.

4.4                                 Authorization of Agreement; No Conflicts.

4.4.1                        The execution and delivery of this Agreement and the Merger Agreement by Company and Bank, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Company and Bank, subject only to the approval of this Agreement, the Merger Agreement and the Merger by Company’s shareholders.  This Agreement has been duly executed and delivered by Company and Bank and constitutes a legal, valid and binding obligation of Company and Bank, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the FDI Act, 12 U.S.C. 1818(b)(6)(D).  The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of Company and Bank, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the FDI Act, 12 U.S.C. 1818(b)(6)(D).

4.4.2                        Except as disclosed on Schedule 4.4, the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of Company or Bank, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or Bank or any of their respective assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Company and Bank taken as a whole; or (ii) will be cured or waived prior to the Effective Time.

4.5                                 Capital Structure.  The authorized capital stock of Company consists of 10,000,000 shares of Company Common Stock, no par value per share and 10,000,000 shares of Company Preferred Stock.  On the date of this Agreement, 3,889,692 shares of Company Common Stock were outstanding and 1,037,142 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options under the Company Stock Option Plan.  All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person.  Except for the Company Stock Options described on Schedule 4.5 to this Agreement, Company does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or obligating

Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

4.6                                 Company Filings.  Except as disclosed on Schedule 4.6, since January 1, 2005, Company and Bank have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve or any Federal Reserve Bank; (b) the CDFI; (c) the SEC; and (d) any other applicable federal, state or local governmental or regulatory authority.  All such reports, registrations and filings are collectively referred to as the “Company Filings.”  Except to the extent prohibited by law, copies of the Company Filings have been made available to Seller.  As of their respective filing or mailing dates, each of the past Company Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7                                 Accuracy of Information Supplied.  Company has delivered or will deliver to Seller copies of the Company Financial Statements, and Company will hereafter until the Closing Date deliver to Seller copies of additional financial statements of Company as provided in Sections 5.1.1(iii).  The Company Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Company or Bank, as appropriate, as of the respective dates indicated and the results of operations, cash flows and changes in shareholders’ equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount).  In addition, Company has delivered or made available to Seller copies of all management or other letters delivered to Company or Bank by their independent accountants in connection with any of the Company Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of Company or Bank issued at any time since January 1, 2005, and will make available for inspection by Seller or its representatives, at such times and places as Seller may reasonably request, reports and working papers produced or developed by such accountants or consultants.

4.8                                 Compliance with Applicable Laws.  The respective businesses of Company and Bank are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Company and Bank, taken as a whole.  Except as set forth on Schedule 4.8, to the Knowledge of Company no investigation or review by any Governmental Entity with respect to Company or Bank, other than regular bank examinations, is pending or threatened, nor has any Governmental Entity indicated to Company or Bank an intention to conduct the same.

4.9                                 Litigation.  Except as set forth on Schedule 4.9, there is no suit, action or proceeding or investigation pending or threatened against or affecting Company which, if adversely determined, would have a Material Adverse Effect on Company and Bank taken as a whole; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or Bank that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.  Schedule 4.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which Company or Bank is a named party of which Company has Knowledge, and except as disclosed on Schedule 4.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Company’s prior business practices.

4.10                           Agreements with Banking Authorities.  Neither Company nor Bank is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

4.11                           Insurance.  Company and Bank each has in full force and effect policies of insurance with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its business, operations, properties and assets.

4.12                           Taxes.

4.12.1                  Filing of Returns.  Except as set forth on Schedule 4.12.1, Company and Bank have duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of Company and Bank or any of their properties, income and/or operations on or prior to the Closing Date.  As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon.  Except as set forth on Schedule 4.12.1, no extension of time within which Company or Bank may file any Return is currently in force.

4.12.2                  Payment of Taxes.  Except as disclosed on Schedule 4.12.2 with respect to all amounts in respect of Taxes imposed on Company or Bank or for which Company or Bank is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of Company or Bank to taxing authorities or such other Persons on or before the date hereof have been paid.

4.12.3                  Audit History.  Except as disclosed on Schedule 4.12.3, there is no review or audit by any taxing authority of any Tax liability of Company or Bank currently in progress of which Company or Bank has Knowledge.  Except as disclosed on Schedule 4.12.3, neither Company nor Bank has received any written notices since its inception of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of Company and Bank for any period.  Company and Bank currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of Company or Bank filed for fiscal years ended on or after December 31, 2004 through the Closing Date, nor to the Knowledge of Company is there reason to believe that any material deficiency will be assessed.

4.12.4                  Statute of Limitations.  Except as disclosed on Schedule 4.12.4, no agreements are in force or are currently being negotiated by or on behalf of Company or Bank for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax.  No closing agreements or compromises exist concerning Taxes of Company or Bank.

4.12.5                  IRC Section 382 Applicability.  Company and Bank, including any party joining in any consolidated return to which Company or Bank is a member, have not undergone an “ownership change” as defined in IRC Section 382(g) within the “testing period” (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

4.13                           Brokers and Finders.  Except as set forth on Schedule 4.13, neither Company nor Bank is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, nor the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder.  Company agrees to indemnify and hold harmless Seller, and to defend with counsel selected by Seller and reasonably satisfactory to Company, from and against any liability, cost or expense, including attorneys’ fees, incurred in connection with a breach of this Section 4.13.

4.14                           Absence of Material Adverse Effect.  Since January 1, 2005, the business of Company (or Bank, prior to formation of Company) has been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to Company’s Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Company and Bank taken as a whole.

4.15                           Performance of Obligations.  Except as disclosed on Schedule 4.15, Company and Bank have performed all material obligations required to be performed by them to date and neither is in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Company and Bank taken as a whole.  Except as disclosed on Schedule 4.15 and except with respect to loans by Bank, no party with whom Company or Bank has an agreement that is of material importance to the businesses of Company or Bank is in default thereunder.

4.16                           Undisclosed Liabilities.  Except as disclosed on Schedule 4.16, neither Company nor Bank has any liabilities or obligations, either accrued, contingent or otherwise, that are material to Company and Bank taken as a whole and that have not been:  (a) reflected or disclosed in the Company Financial Statements; (b) incurred subsequent to December 31, 2004 in the ordinary course of business; or (c) incurred in connection with the issuance of trust preferred securities or debt after the date of this Agreement.  There is no basis for the assertion against Company or Bank of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Company and Bank taken as a whole that is not fully and fairly reflected and disclosed in the Seller Financial Statements or on Schedule 4.16.

4.17                           Bank Secrecy Act.  Bank is in compliance with the Bank Secrecy Act (31 U.S.C. § 5322, et seq.) and related state and federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

4.18                           Community Reinvestment Act.  Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.  Bank has not been advised in writing of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

ARTICLE 5.  ADDITIONAL AGREEMENTS

5.1                                 Access to Information.

5.1.1                        Upon reasonable notice, Seller shall permit Company and its accountants, counsel and other representatives reasonable access to its officers, employees, properties, books, contracts, commitments and records from the date hereof through the Effective Time, and shall furnish or provide access to Company as soon as practicable, (i) a copy of each of the Seller Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other document filed or received by Seller during such period with or from any Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of Seller as of the end of such month; and (iv) all other information concerning Seller’s business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as Company may reasonably request.

5.1.2                        Until the Effective Time, Company’s Chief Executive Officer shall be entitled to receive a copy of board packages prepared for meetings of the Board of Directors of Seller and of the Loan Committee of Seller, and a copy of the minutes of, and resolutions adopted at, such meetings.  Seller shall provide Company’s Chief Executive Officer with notice of the dates, times and places of such meetings at the same time notice is given to the members of the Board of Directors of Seller.  Notwithstanding the foregoing, Seller shall not be obligated to disclose any information to Company that is entitled to be protected from disclosure under an attorney-client privilege which would be lost due to such disclosure.

5.2                                 Shareholder Approval.  Company and Seller shall promptly call their respective meetings of shareholders to be held at the earliest practicable date after the date on which the initial Registration Statement is declared effective by the SEC, but in no event later than July 31, 2007, for the purpose of approving this Agreement and authorizing the Merger Agreement and the Merger.  Subject to its respective fiduciary duties, each of Company’s and Seller’s Board of Directors will recommend to its respective shareholders approval of this Agreement, the Merger Agreement and the Merger.

5.3                                 Taking of Necessary Action.

5.3.1                        Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of Seller’s or Company’s Board of Directors, as advised in writing by its respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement.  Without limiting the foregoing, Company and Seller will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of Company or Seller advisable for the consummation of the transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Merger Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Seller, the proper officers or directors of Company, Bank or Seller, as the case may be, shall take all such necessary action.

5.3.2                        The obligations of Seller contained in Section 6.2.5 of this Agreement shall continue to be in full force and effect despite any Default under Section 6.2.5 or Seller’s receipt of a Seller Superior Proposal (defined below) and any Default under Section 6.2.5 by Seller shall entitle Company to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Board of Directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party’s Board of Directors and officers to its shareholders.

5.3.3                        Seller shall use its best efforts to cause each director, executive officer and other person who is an “Affiliate” of Seller (for purposes of Rule 145 under the Securities Act) to deliver to Company, on the date of this Agreement, a written agreement in the form attached hereto as Exhibit 5.3 (the “Affiliate’s Agreement”).

5.4                                 Registration Statement and Applications.

5.4.1                        Company and Seller will cooperate and jointly prepare and file as promptly as practicable the Registration Statement, the statements, applications, correspondence or forms to be filed with appropriate state securities law regulatory authorities, and the statements, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement.  Each of Company and Seller shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Company and Seller shall thereafter mail the Joint Proxy Statement/Prospectus to their respective shareholders.  Each party will furnish all financial or other information, certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party.

5.4.2                        Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals; (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement; and (iii) written summaries of all oral communications with any state securities law regulatory authorities, the SEC or other appropriate bank regulatory authorities regarding the Requisite Regulatory Approvals.

5.5                                 Expenses.

5.5.1                        Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same except as otherwise provided in Article 8.

5.5.2                        Seller shall use its best efforts to ensure that its attorneys, accountants, financial advisors, investment bankers and other consultants engaged by them in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Closing Date and that such expenses are properly reflected on the books of Seller.

5.6                                 Notification of Certain Events.

5.6.1                        Seller shall provide to Company, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

5.6.2                        Company shall provide to Seller, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

5.6.3                        Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on such party or on its ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

5.6.4                        Seller and Company shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Joint Proxy Statement/Prospectus at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Joint Proxy Statement/Prospectus otherwise is required to be amended and supplemented, which notice shall specify, in reasonable detail, the circumstances thereof.  Company shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act.  If the amendment or supplement so required relates to information concerning or provided by Seller, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by Seller.

5.7                                 Updated Schedules.  Seller has delivered to Company on or before the date of this Agreement all of the Schedules to this Agreement which Seller is required to deliver to Company hereunder (the “Seller Schedules”).  Company has delivered to Seller on or before the date of this Agreement all of the Schedules to this Agreement which Company is required to deliver to Seller hereunder ( the “Company Schedules”).  Immediately prior to the Closing Date, Seller shall have prepared updates of the Seller Schedules provided for in this Agreement and shall deliver to Company revised schedules containing the updated information (or a certificate signed by Seller’s Chief Executive Officer stating that there have been no changes on the applicable schedules); and Company shall have prepared updates of the Company Schedules provided for in this Agreement and shall deliver to Seller revised Schedules containing updated information (or a certificate signed by Company’s Chief Executive Officer stating that there has been no change on the applicable schedules).

5.8                                 Additional Accruals/Appraisals.  Immediately prior to the Closing Date, at Company’s request, Seller shall, consistent with GAAP and applicable SEC and banking regulations, modify or change its loan, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as may be necessary to conform Seller’s practices and methods to those of Company and Bank, provided, however, that no accrual or reserve made by Seller pursuant to this Section 5.8, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Seller resulting from Seller’s compliance with this Section 5.8, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

5.9                                 Employee Plans.  Immediately prior to the Closing Date, at Company’s request, Seller shall terminate any Employment Plan or Benefit Arrangement, provided, however, that no accrual or reserve made by Seller as a result of a termination requested by Company pursuant to this Section 5.9, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Seller resulting from Seller’s compliance with this Section 5.9, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

5.10                           Registration Statement.  None of the information supplied or to be supplied by Seller or relating to Seller and approved by Seller which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Company in connection with the issuance of shares of Company Common Stock in the Merger (including the Joint Proxy Statement of Company and Seller and the Prospectus of Company and Bank (“Joint Proxy Statement/Prospectus”) constituting a part thereof, the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of Seller through the date of the meeting of shareholders of Seller to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or “blue sky” authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Company Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Joint Proxy Statement/Prospectus will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE 6.  CONDUCT OF BUSINESS

6.1                                 Affirmative Conduct of Seller.  During the period from the date of execution of this Agreement through the Effective Time, Seller shall carry on its business in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all national banking associations and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

6.1.1                        Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.1.2                        Advise Company promptly in writing of any change that would have a Material Adverse Effect on Seller, or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

6.1.3                        Keep in full force and effect all of its existing material permits and licenses;

6.1.4                        Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify Company in writing promptly of any facts or circumstances which could affect its ability to maintain such insurance or bonding coverage;

6.1.5                        Perform its material contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral (collectively referred to as an “Understanding”), or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on Seller;

6.1.6                        Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Seller;

6.1.7                        Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

6.1.8                        Maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices;

6.1.9                        Promptly advise Company in writing of any event or any other transaction within the Knowledge of Seller, whereby any Person or related group of Persons acquires, or proposes to acquire, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of Seller Common Stock either prior to or after the record date fixed for the Seller shareholders’ meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

6.1.10                  (a)                                  Maintain a reserve for loan and lease losses (“Loan Loss Reserve”) at a level that is consistent with Seller’s past practices and methodology as in effect on the date of the execution of this Agreement and in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

(b)                                 Charge off all loans, receivables and other assets, or portions thereof, deemed by Seller, its outside loan portfolio reviewer, the OCC, or its independent auditors, to be uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as “loss” or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by Seller, Seller has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;

6.1.11                  Furnish to Company, as soon as practicable, and in any event within fifteen (15) days after it is prepared: (i) a copy of any report submitted to the Board of Directors of Seller and access to the working papers related thereto, provided, however, that Seller need not furnish Company any materials relating to deliberations of Seller’s Board of Directors with respect to its approval of this Agreement, communications of Seller’s legal counsel with the Board of Directors or officers of Seller regarding Seller’s rights against or obligations to Company or Bank under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys’ work product; (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to Seller or filed with or received from the OCC or any Governmental Entity to the extent not prohibited by applicable law, regulation or order; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders’ equity for Seller and quarterly unaudited balance sheets, statements of income and changes in shareholders’ equity for Seller, in each case prepared on a basis consistent with past practice; and (iv) such other reports as Company may reasonably request (which are otherwise deliverable under this Section 6.1.11) relating to Seller;

6.1.12                  Seller agrees that through the Effective Time, as of their respective dates, (i) each Seller Filing will be true and complete in all material respects; and (ii) each Seller Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.  Any financial statement contained in any of such Seller Filings that is intended to present the financial position of Seller during the periods involved to which it relates will fairly present in all material respects the financial position of Seller and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein;

6.1.13                  Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

6.1.14                  Inform Company of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority as “specially mentioned,” “renegotiated,” “substandard,” “doubtful,” “loss” or any comparable classification (“Classified Assets”).  Seller will furnish to Company, as soon as practicable, and in any event within fifteen (15) days after the end of each calendar month, schedules including the following: (i) Classified Assets by type and its classification category; (ii) nonaccrual credits by type; (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers); (iv) delinquent credits by type, including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type; and (vi) OREO or assets owned stating with respect to each its type;

6.1.15                  Furnish to Company, upon Company’s request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type; (ii) loans or leases (including any commitments) by Seller to any director or officer (at or above the Vice President level) of Seller or to any Person holding 5% or more of the capital stock of Seller, including, with respect to each such loan or lease, the identity and, to the Knowledge of Seller, the relation of the borrower to Seller, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type;

6.1.16                  Make available to Company copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit secured by a first trust deed on real property, or liquid collateral consisting of cash, TCD’s, stock, bonds or the cash value of life insurance or extensions of credit secured by the foregoing, unsecured loans or unsecured extensions of credit, and renewals of any classified or criticized loans which are considered by Seller after the date of this Agreement, concurrently with submission to Seller’s loan committee; and

6.1.17                  Seller shall comply with the requirements of all applicable rules and regulations, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Seller.

6.2                                 Negative Covenants of Seller.  Between the date hereof and the Effective Time, except as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to banks, Seller shall not, without prior written consent of Company (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within three (3) Business Days of Company’s receipt of written notice of a request for prior written consent, written notice of objection is not received by Seller):

6.2.1                        (a) Declare or pay any dividend or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase or otherwise acquire any shares of its capital stock;

6.2.2                        Take any action that would or might result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

6.2.3                        Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of Seller or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of Seller Common Stock pursuant to the exercise of Seller Warrants or Seller Stock Options or modifications thereof pursuant to this Agreement;

6.2.4                        Amend its Articles of Association or Bylaws, except as required by applicable law or by the terms of this Agreement;

6.2.5                        Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than Company and Bank, and their representatives) concerning any such solicited or encouraged Acquisition Proposal.  Seller shall notify Company within 24 hours if any inquiry regarding an Acquisition Proposal is received by Seller, including the terms thereof.

For purposes of this Section 6.2.5, “Acquisition Proposal” shall mean any (a) proposal pursuant to which any Person other than Company or Bank would acquire or participate in a merger or other business combination or reorganization involving Seller; (b) proposal by which any Person or group, other than Company, would acquire the right to vote ten percent (10%) or more of the capital stock of Seller entitled to vote for the election of directors; (c) acquisition of the assets of Seller other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of Seller, other than as contemplated by this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Seller or Seller’s Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of Seller, if and only to the extent that (A) the Board of Directors of Seller has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to Seller’s shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Seller Superior Proposal”) and Seller’s Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for Seller to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person, Seller’s Board of Directors has received from such person an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between Seller and Company, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

6.2.6                        Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to Seller, other than in the ordinary course of business consistent with prior practice;

6.2.7                        Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to Seller, except in the ordinary course of business consistent with prior practice and after notice to and consultation with Company.  Company shall respond to Seller within five (5) business days of notice by Seller which contains all appropriate documents;

6.2.8                        Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Seller or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

6.2.9                        Enter into any Understanding, except:  (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in the ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse provided that no commitment to sell loans shall extend beyond the Effective Time;

6.2.10                  Make or enter into a commitment to make any unsecured loan with a principal balance or maximum principal balance in excess of $200,000, or, except in the ordinary course of business pursuant to Seller’s Loan Policy, make or enter into a commitment to make any other loan or other extension of credit or renew any criticized or classified loan;

6.2.11                  Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior disclosure thereof has been made in Schedule 6.2.11, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person, retain any person (including a former employee or manager) as a consultant to provide services at any time prior to the Effective Time or make any promise or commitment to make any payment to any such person, provided that bonuses may be paid and arrangements entered into with respect to current Seller employees to encourage their cooperation and assistance in completing the transactions contemplated by this Agreement that are agreed to by Company;

6.2.12                  Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

6.2.13                  Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 2006 or reduce the amount of the Loan Loss Reserves or any other reserves for potential losses or contingencies;

6.2.14                  Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $5,000 individually or $25,000 in the aggregate;

6.2.15                  Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person, other than changes with respect to Seller Stock Options contemplated by this Agreement;

6.2.16                  Acquire any investment security except for federal funds or obligations of the United States Treasury or agency obligations with maturities of one year or less;

6.2.17                  Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by Company in writing, which approval will not be unreasonably withheld, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to Company for its approval, which it shall not unreasonably withhold or delay;

6.2.18                  Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement;

6.2.19                  Change its fiscal year or methods of accounting in effect at December 31, 2006, except as required by changes in GAAP or regulatory accounting principles as concurred to by Seller’s independent public accountants or by Section 5.8 of this Agreement;

6.2.20                  Take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

6.2.21                  Take or cause to be taken into OREO any commercial property without an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to Company prior to taking such property into OREO;

6.2.22                  Make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by Seller; or

6.2.23                  Materially change its pricing practices on loans or deposit products.

6.3                                 Affirmative Conduct of Company.  During the period from the date of execution of this Agreement through the Effective Time, each of Company and Bank shall carry on its business in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all bank holding companies or California state-chartered banks, respectively, and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization and preserve its relationships with customers, and, to these ends, shall fulfill each of the following:

6.3.1                        Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.3.2                        Advise Seller promptly in writing of any change that would have a Material Adverse Effect on Company and Bank taken as a whole, or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

6.3.3                        Keep in full force and effect all of its existing material permits and licenses;

6.3.4                        Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Company and Bank taken as a whole;

6.3.5        Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

6.3.6        Company agrees that through the Effective Time, as of their respective dates, (i) each Company Filing will be true and complete in all material respects; and (ii) each Company Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.  Any financial statement contained in any of such Company Filings that is intended to present the financial position of Company during the periods involved to which it relates will fairly present in all material respects the financial position of Company and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein;

6.3.7        File all necessary applications with the OCC, Federal Reserve and CDFI for the transactions contemplated by this Agreement as soon as possible, but no later than April 10, 2007 and furnish to Seller, as soon as practicable, and in any event within fifteen days after it has prepared all applications to be submitted to the OCC, Federal Reserve and CDFI for approval of the Merger;

6.3.8        Insurance.

(a)           Company and Bank shall permit Seller to use commercially reasonable efforts to (i) extend the discovery period of its directors’ and officers’ liability insurance for a period of up to 48 months with respect to all matters arising from facts or events which occurred before the Effective Time for which Seller would have had an obligation to indemnify its directors and officers or (ii) buy “peace of mind” coverage; provided, however, that the total costs to Seller, Company and Bank of the premiums for either of such alternatives shall not exceed $70,000.  If Seller is unable to maintain or obtain the insurance called for by this Section 6.3.18 as a result of the preceding provision, Seller shall use commercially reasonable efforts to obtain as much comparable insurance as is available for $70,000 with respect to acts or omissions occurring prior to the Effective Time of the Merger by such directors and officers in their capacities as such.  If Company shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Company shall assume the obligations set forth in this Section 6.3.18;

(b)           For a period of four years after the Effective Time, Company shall, and shall cause its subsidiaries to, maintain and preserve the rights to indemnification of officers and directors provided for in the Articles of Association and Bylaws of Seller, or any indemnification agreement, as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or regulatory authorities;

(c)           The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Seller and his or her heirs and representatives;

6.3.9        From and after the Effective Time, Company shall file timely all reports with the SEC necessary to permit the shareholders of Seller who may be deemed “underwriters” (within the meaning of Rule 145 under the Securities Act) of Seller Common Stock to sell Company Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided, however, that Company is otherwise obligated to file such reports with the SEC;

6.3.10      Blue Sky.  Company agrees to use commercially reasonable efforts to have the shares of Company Common Stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which shareholders of Seller reside;

6.3.11      Reservation, Issuance and Registration of Company Common Stock.  Company shall reserve and make available for issuance in connection with the Merger and in accordance with the terms and conditions of this Agreement such number of shares of Company Common Stock to be issued to the shareholders of Seller in the Merger pursuant to Article 2 hereof;

6.3.12      Compliance with Rules.  Company and Bank shall comply with the requirements of all applicable rules and regulations, the noncompliance with which would have a Material Adverse Effect on Company and Bank taken as a whole;

6.3.13      Seller Stock Options and Warrants.  Company and/or Seller, as Company shall determine, shall offer the holders of Seller Stock Options and Seller Warrants cash in the amount of the Per Share Consideration net of the exercise or strike prices in exchange for cancellation of such Seller Stock Options and Seller Warrants with the consideration for the same to be payable within fifteen (15) days after the Effective Time.  With respect to Seller Stock Options and Seller Warrants that are not cancelled prior to the Effective Time, Company shall take any and all such actions that may be necessary for Company to assume the obligations and rights related to the Seller Stock Options and Seller Warrants in accordance with their terms as of the Effective Time.  However, with respect to Seller Warrants that are not cancelled prior to the Effective Time, Company shall offer to enter into amendments of such Seller Warrants to the effect that such Seller Warrants shall not expire as a result of the Merger; and

6.3.14      Perform its material contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material Understanding, or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on Company and Bank taken as a whole.

6.4           Negative Covenants of Company.  Between the date hereof and the Effective Time, Company agrees that without Seller’s prior written consent (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within three (3) Business Days of Seller’s receipt of written notice of a request for prior written consent, written notice of objection is not received by Company), it shall not:

6.4.1        (a) Declare or pay any dividend or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase or otherwise acquire any shares of its capital stock;

6.4.2        Take any action that would or might result in any of the representations and warranties of Company or Bank set forth in this Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

6.4.3        Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of Company or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of Company Stock Options or other equity compensation instruments or rights under the Company Stock Option Plan or Company Common Stock pursuant to the exercise of Company Stock Options, none of which shall be deemed to cause the representation in Section 4.5 to be untrue in any material respect under Section 6.4.2;

6.4.4        Take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

6.5           Access to Operations.  Within fifteen (15) Business Days of the Closing Date, Seller shall afford to Bank and its authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to Seller for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger.  Bank shall give reasonable notice for access to Seller, and the date and time of such access will then be mutually agreed to by Bank and Seller.  Bank’s access shall be conducted in a manner which does not unreasonably interfere with Seller’s normal operations, customers and employee relations and which does not interfere with the ability of Seller to consummate the transactions contemplated by this Agreement.

ARTICLE 7.   CONDITIONS PRECEDENT TO CLOSING

7.1           Conditions to the Parties’ Obligations.  The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

7.1.1        This Agreement, the Merger Agreement and the Merger shall have been validly approved by the holders of two-thirds of the outstanding shares of Seller Common Stock and by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote;

7.1.2        All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), without the imposition of any condition which in the reasonable good faith judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation;

7.1.3        There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by Company of any material asset or of a material portion of the business of Company; or (iii) imposes any condition upon Company or Bank (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of Company and Seller would be materially burdensome;

7.1.4        The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect.  No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

7.1.5        Company and Seller shall have received an opinion from Vavrinek, Trine, Day & Co., dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that Company, Bank and Seller will each be a party to that reorganization within the meaning of Section 368(b) of the IRC;

7.1.6        No action, suit or proceeding shall have been instituted or threatened by any Governmental Entity before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Merger Agreement which presents a substantial risk that such transactions will be restrained or that any party hereto may suffer material damages or other relief as a result of consummating such transactions; and

7.1.7        The sale of Company Common Stock resulting from the Merger shall have been qualified or registered with the appropriate state securities law or “blue sky” regulatory authorities of all states in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked.

7.1.8        The number of shares of Company Common Stock which are “dissenting shares” within the meaning of California Corporations Code Section 1300(b) shall not exceed an amount which, when combined with other cash amounts payable in connection with the Merger, would result in the Merger being disqualified from a tax free reorganization pursuant to Section 368 of the IRC; and

7.1.9        The number of shares of Seller Common Stock which are eligible to be Seller Perfected Dissenting Shares pursuant to Section 214a of the NBA shall not exceed an amount which, when combined with other cash amounts payable in connection with the Merger, would result in the Merger being disqualified from a tax free reorganization pursuant to Section 368 of the IRC.

7.1.10      Seller shall have obtained all consents of third parties required to permit the Merger to proceed in accordance with material contracts, including without limitation the leased premises of Seller, and excluding Seller’s data processing contract.

7.2           Conditions to Company’s and Bank’s Obligations.  The obligations of Company and Bank to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Company) of each of the following conditions:

7.2.1        Except as otherwise provided in this Section 7.2, (a) the representations and warranties of Seller contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the Surviving Corporation or Company or upon the consummation of the transactions contemplated hereby; (b) Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Seller, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Company to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Seller shall have delivered to Company certificates dated the date of the Effective Time and signed by the Chief Executive Officer and Corporate Secretary to the effect set forth in Subsections 7.2.1(a), (b) and (c);

7.2.2        There shall have been obtained, without the imposition of any material burden or restriction on any of the parties hereto not in existence on the date hereof, each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which Seller is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on Seller, the Surviving Corporation or Company at or following the Effective Time, or on the transactions contemplated by this Agreement;

7.2.3        Seller shall have delivered its Updated Schedules to Company on the day immediately preceding the Closing Date and none of such Updated Schedules shall reflect any item that was not on the Seller Schedules (or in the Seller Financial Statements) delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on the business, conditions, properties or capitalization of Seller, the Surviving Corporation or Company at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

7.2.4        Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on Seller, and Company shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to such effect;

7.2.5        Seller shall have delivered to Company not later than the date of this Agreement all of the executed Affiliate’s Agreements in the form attached hereto as Exhibit 5.3, and such Affiliates’ Agreements shall remain in full effect and not modified, rescinded or breached as of the Effective Time;

7.2.6        All of Seller’s director-shareholders shall have delivered to Company on the date of this Agreement the Seller Director-Shareholder Agreements in the form attached hereto as Exhibit 7.2.6, which shall provide, among other things, that the director will (i) vote his or her shares in favor of the transactions contemplated by this Agreement and (ii) recommend that Seller shareholders approve this Agreement and the transactions contemplated hereby, and such Seller Director-Shareholder Agreements shall remain in full effect and not modified, rescinded or breached as of the Effective Time;

7.2.7        The fairness opinion (the “Company Fairness Opinion”) commissioned by Company’s Board of Directors shall provide as of the date of mailing the Joint Proxy Statement/Prospectus to Company’s shareholders that the terms of the Merger, from a financial standpoint, are fair to the shareholders of Company, and shall not have been revoked, at any time prior to the meeting of Company’s shareholders at which the Merger is to be voted on.  Seller shall be provided immediate notification by Company of the revocation of the Company Fairness Opinion;

7.3           Conditions to Seller’s Obligations.  The obligations of Seller to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Seller) of each of the following conditions:

7.3.1        Except as otherwise provided in this Section 7.3, (a) the representations and warranties of Company and Bank contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time or a covenant of Company or Bank specifically permits a change in the facts represented in a representation or warranty, and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the business, conditions, capitalization or properties of Company and Bank taken as a whole or upon consummation of the transactions contemplated hereby; (b) each of Company and Bank shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a

Material Adverse Effect on the business, conditions, capitalization or properties of Company and Bank, taken as a whole, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Seller to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Company shall have delivered to Seller certificates dated the date of the Effective Time and signed by the President and Chief Executive Officer and Chief Financial Officer of Company to the effect set forth in Subsections 7.3.1(a), (b) and (c);

7.3.2        There shall have been obtained, without the imposition of any material burden or restriction on any of the parties hereto not in existence on the date hereof, each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which Company or Bank is a party or by or under which either is bound or licensed, the withholding of which might have a Material Adverse Effect on Seller, the Surviving Corporation or Company at or following the Effective Time, or on the transactions contemplated by this Agreement;

7.3.3        Company shall have delivered its Updated Schedules to Seller on the day immediately preceding the Closing Date and none of such Updated Schedules shall reflect any item that was not on the Company Schedules (or in the Company Financial Statements) delivered on the date of execution of this Agreement that has had, or would have, or could be reasonably likely to have, a Material Adverse Effect on the business, conditions, properties or capitalization of Company and its Subsidiaries, taken as a whole, at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

7.3.4        Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on Company, and Seller shall have received a certificate signed on behalf of Company by the Chief Executive Officer of Company to such effect;

7.3.5        All of Company’s director-shareholders shall have delivered to Seller on the date of this Agreement the Company Director-Shareholder Agreements in the form attached hereto as Exhibit 7.3.6 which shall provide, among other things, that the director will (i) vote his or her shares in favor of the transactions contemplated by this Agreement, and (ii) recommend that Company shareholders approve this Agreement and the transactions contemplated hereby;

7.3.6        The fairness opinion (the “Seller Fairness Opinion”) commissioned by Seller’s Board of Directors shall provide as of the date of mailing the Joint Proxy Statement/Prospectus to Seller’s shareholders that the terms of the Merger, from a financial standpoint, are fair to the shareholders of Seller, and shall not have been revoked, at any time prior to the meeting of Seller’s shareholders at which the Merger is to be voted on.  Company shall be provided immediate notification by Seller of the revocation of the Seller Fairness Opinion;

ARTICLE 8.   TERMINATION, AMENDMENTS AND WAIVERS

8.1           Termination of Agreement.  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Merger may be terminated at any time before the Effective Time, whether before or after approval by the shareholders of Company and Seller as follows, and in no other manner:

8.1.1        By mutual consent of Company and Bank, on the one hand, and Seller on the other;

8.1.2        By Company or Seller, (i) if any conditions set forth in Section 7.1 shall not have been met by September 30, 2007, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, all parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, consent or authorization requested;

8.1.3        By Company, if any conditions set forth in Section 7.2 shall not have been met, or by Seller, if any conditions set forth in Section 7.3 shall not have been met, by September 30, 2007, or such earlier time as it becomes apparent that such condition cannot be met;

8.1.4        By Company if there shall have been (i) a breach of any of the representations or warranties of Seller set forth in this Agreement, (ii) a default in the observance or in the due and timely performance of any of Seller’s covenants and agreements herein contained, which breach or default, in the reasonable opinion of Company, by its nature cannot be cured or is not cured prior to September 30, 2007 or thirty (30) days from the date of breach or default, whichever is later, and which breach or default would, in the reasonable opinion of Company, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Seller or upon the consummation of the transactions contemplated hereby;

8.1.5        By Seller if there shall have been (i) a breach of any of the representations or warranties of Company or Bank set forth in this Agreement, (ii) a default in the observance or in the due and timely performance of any of covenants and agreements of Company or Bank herein contained, which breach or default, in the reasonable opinion of Seller, by its nature cannot be cured or is not cured prior to September 30, 2007 or thirty (30) days from the date of breach or default, whichever is later, and which breach or default would, in the reasonable opinion of Seller, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Company or Bank or upon the consummation of the transactions contemplated hereby; or

8.1.6        By Company, if an Acquisition Event involving Company or Seller shall have occurred.

8.1.7        By Seller, if an Acquisition Event involving Seller shall have occurred.

8.1.8        By Seller, upon 48 hours written notice, if (i) the Exchange Ratio Company Trading Price has decreased to less than $13.25, and (ii) such decrease is not proportionate relative to the average change in the NASDAQ Bank Index during the Exchange Ratio NASDAQ Testing Period.  For purposes of this provision the term “decrease is not proportionate relative to the average change in the NASDAQ Bank Index during the Exchange Ratio NASDAQ Testing Period” shall mean that (I) the quotient obtained by dividing the

Exchange Ratio Company Trading Price by $16.00 is less than (II) the quotient obtained by dividing the Exchange Ratio NASDAQ Bank Index by 3421.91 and subtracting .15 from the quotient.

Notwithstanding any decrease in the price of Company Common Stock, as set forth in this Section 8.1.8, Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1.8 if Company elects, no later than the close of the business on the first succeeding Business Day after the receipt of written notice from Seller of termination under this Section 8.1.8, to adjust the Exchange Ratio such that the Exchange Ratio shall equal the lesser of (i) the number derived by multiplying the unadjusted Exchange Ratio times the quotient obtained by dividing 13.25 by the Exchange Ratio Company Trading Price, or (ii) the number derived by multiplying (A) the quotient obtained by dividing the Exchange Ratio NASDAQ Bank Index by 3421.91 and subtracting .15 from the quotient, times (B) 16.00, times (C) the unadjusted Exchange Ratio, divided by (D) the Exchange Ratio Company Trading Price.

8.1.9        By Company, if (i) the Exchange Ratio Company Trading Price has increased to more than $18.75, and (ii) such increase is not proportionate relative to the average change in the NASDAQ Bank Index during the Exchange Ratio NASDAQ Testing Period.  For purposes of this provision the term “increase is not proportionate relative to the average change in the NASDAQ Bank Index during the Exchange Ratio NASDAQ Testing Period” shall mean that (I) the quotient obtained by dividing the Exchange Ratio Company Trading Price by $16.00 is greater than (II) the quotient obtained by dividing the Exchange Ratio NASDAQ Bank Index by 3421.91 and adding .15 to the quotient.

Notwithstanding any increase in the price of Company Common Stock, as set forth in this Section 8.1.9, Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1.9 if Seller elects, no later than the close of the business on the first succeeding Business Day after the receipt of written notice from Company of termination under this Section 8.1.9, to adjust the Exchange Ratio such that the Exchange Ratio shall equal the greater of (i) the number derived by multiplying the unadjusted Exchange Ratio times the quotient obtained by dividing 18.75 by the Exchange Ratio Company Trading Price, or (ii) the number derived by multiplying (A) the quotient obtained by dividing the Exchange Ratio NASDAQ Bank Index by 3421.91 and adding ..15 to the quotient, times (B) 16.00, times (C) the unadjusted Exchange Ratio, divided by (D) the Exchange Ratio Company Trading Price.

8.2           Effect of Termination.  In the event that this Agreement shall be terminated pursuant to Section 8.1 hereof, all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another; provided, however, that no termination of this Agreement under Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party from its obligations under Sections 8.5, 10.5 or 10.6, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a party to fulfill a condition to the performance of the obligations of any other party or to perform a covenant of such party in this Agreement, such party shall, subject to the provision of Section 8.5, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees sustained or incurred by the other party or parties in connection with negotiating and implementing the transactions contemplated in this Agreement).

8.3           Waiver of Conditions.  If any of the conditions specified in Section 7.2 have not been satisfied, Company and Bank may nevertheless, at their election, proceed with the transactions contemplated in this Agreement.  If any of the conditions specified in Section 7.3 have not been satisfied, Seller may nevertheless, at its election, proceed with the transactions contemplated in this Agreement.  If any party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidenced by a certificate delivered by the electing party.

8.4           Force Majeure.  Company and Seller agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or of terror, and provided neither party has materially failed to observe the obligations of such party under this Agreement, neither party shall be obligated to the other party to this Agreement for any expenses or otherwise be liable hereunder.

8.5           Monetary Consequences of Termination.

8.5.1        Seller hereby agrees that if this Agreement is terminated (i) by Company pursuant to Section 8.1.2, because of the failure of Seller shareholders to approve this Agreement and the transactions contemplated hereby following the withdrawal or modification in any manner adverse to Company of the Board of Directors of Seller’s recommendation of this Agreement and the transactions contemplated hereby, (ii) by Company pursuant to Section 8.1.3 because of the failure of any of the conditions set forth in Section 7.2, (iii) by Company pursuant to Section 8.1.4, (iv) by Company pursuant to Section 8.1.6 because Seller is involved in an Acquisition Event, or (v) by Seller pursuant to Section 8.1.7, Seller shall promptly, and in any event within seven Business Days after such termination, pay Company $250,000 as liquidated damages for the direct expenses incurred by Company and Bank related to the transactions contemplated hereby, which the parties agree is a reasonable estimate of such expenses.

8.5.2        Company and Bank hereby agree that if this Agreement is terminated (i) by Seller pursuant to Section 8.1.2, because of the failure of Company shareholders to approve this Agreement and the transactions contemplated hereby following the withdrawal or modification in any manner adverse to Seller of the Board of Directors of Company’s recommendation of this Agreement and the transactions contemplated hereby, (ii) by Seller pursuant to Section 8.1.3 because of the failure of any of the conditions set forth in Section 7.3, (iii) by Seller pursuant to Section 8.1.5, or (iv) by Company pursuant to Section 8.1.6 because Company is involved in an Acquisition Event, Company and Bank shall promptly, and in any event within seven (7) Business Days after such termination, pay Seller $250,000 as liquidated damages for the direct expenses incurred by Company and Bank related to the transactions contemplated hereby, which the parties agree is a reasonable estimate of such expenses.  The payment obligations of Company and Bank set forth in the preceding sentence shall be deemed joint and several.

8.5.3        Seller hereby agrees that if this Agreement is terminated (a) by Company pursuant to Section 8.1.6 due to an Acquisition Event involving Seller or by Seller under Section 8.1.7 due to an Acquisition Event involving Seller, or (b) is otherwise terminated under Section 8.5.1 and during the twelve (12) month period immediately following termination of this

Agreement an Acquisition Event with Seller is consummated, then, within seven (7) Business Days after termination under (a) or the date the Acquisition Event is consummated under (b), whichever is earlier, Seller shall, in addition to any payment due under Section 8.5.1, pay Company in immediately available funds $850,000, which amount the parties acknowledge as representing (i) Company and Bank’s indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement and (ii) Company and Bank’s loss as a result of the transactions contemplated by this Agreement not being consummated.

8.5.4        Company hereby agrees that if this Agreement is terminated (a) by Company pursuant to Section 8.1.6 due to an Acquisition Event involving Company, Company shall, in addition to any payment due under Section 8.5.2, pay Seller in immediately available funds $850,000, which amount the parties acknowledge as representing (i) Seller’s indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement and (iii) Seller’s loss as a result of the transactions contemplated by this Agreement not being consummated.

8.5.5        Except as otherwise provided herein and in Section 5.5.1, all Expenses incurred by Company and Bank or Seller in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the parties or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

8.5.6        “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its Affiliates) incurred by the party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

8.6           Effect of Termination; Survival.  Except as provided in Section 8.5, no termination under Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.5, 8.5, 10.5 or 10.6 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party’s material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

ARTICLE 9.   EMPLOYEE BENEFITS

9.1           Employee Benefits.  To the extent permissible under ERISA and similarly applicable laws and regulations, all employees of Seller at the Effective Time who continue as employees of Bank, shall be entitled to participate in all Company and Bank [Benefit Arrangements] on substantially the same basis as other similarly situated employees of Company and Bank.  Each of these employees will be credited for eligibility, participation and vesting purposes with such employee’s respective years of past service with Seller (or other prior service so credited by Seller) as though they had been employees of Company and Bank, except with respect to Company’s Second Amended and Restated 2000 Stock Option Plan of 1st Pacific Bank of California, any additional equity compensation plan Company may adopt and 401(k) Plan.

ARTICLE 10.   GENERAL PROVISIONS

10.1         Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

10.2         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date such notice is delivered if delivered personally, (ii) four Business Days after such notice is mailed if mailed by registered or certified mail (return receipt requested), (iii) one Business Day after such notice is sent if sent by confirmed overnight courier or facsimile (with electronic confirmation and verbal confirmation from the person to whom such facsimile is addressed), as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

If to Seller at:	Landmark National Bank
937 Lomas Santa Fe Drive
P.O. Box 1429
Solana Beach, CA 92075
Fax No. (858) 509-0898
Attention: F. Richard Mandelbaum

with a copy to:	Gary Steven Findley & Associates
1470 North Hundley Street
Anaheim, CA 92806
Fax No. (714) 630-7910
Attention: Gary Steven Findley, Esq.

If to Company and Bank at:	1st Pacific Bancorp and 1st Pacific Bank of California
4275 Executive Square, Suite 650
La Jolla, CA 92037
Fax No. (858) 875-2015
Attention: Dr. James G. Knight, Chairman

with a copy to:	Luce, Forward, Hamilton & Scripps, LLP
600 West Broadway, Suite 2600
San Diego, CA 92101
Fax No. (619) 232-8311
Attention: Kurt L. Kicklighter, Esq.

10.3         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.4         Entire Agreement/No Third Party Rights/Assignment.  This Agreement (including the documents and instruments referred to herein):  (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

10.5         Nondisclosure of Agreement.  Company and Bank and Seller agree, except as required by law, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

10.6         Confidentiality.  All Confidential Information disclosed heretofore or hereafter by any party to this Agreement to any other party to this Agreement shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Federal Reserve, OCC, CDFI or any other Governmental Entity having jurisdiction over any of the parties or as may be otherwise required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) such duty as to confidentiality is waived by the other party.  Such obligation as to confidentiality and nonuse shall survive the termination of this Agreement pursuant to Article 8.  In the event of such termination and on request of another party, each party shall use all reasonable efforts to (1) return to the other parties all documents (and reproductions thereof) received from such other parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such party that included Confidential Information.

10.7         Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law, except where national banking law applies.  This Agreement shall be enforced only in a state or federal court in the County of San Diego, California.

10.8         Headings/Table of Contents.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9         Enforcement of Agreement.  The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court in the County of San Diego, California, this being in addition to any remedy to which they are entitled at law or in equity or under this Agreement.

10.10       Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.11       Attorneys’ Fees.  If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

10.12       Amendment.  This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of Company and Seller; provided, however, that after any such approval by such shareholders, no amendments shall be made which by law require further approval by such shareholders without such further approval.

IN WITNESS WHEREOF, Company and Bank and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

LANDMARK NATIONAL BANK		1ST PACIFIC BANCORP

By:	/s/ James J. Schmid	By:	/s/ Dr. James G. Knight
	James J. Schmid, Chairman		Dr. James G. Knight, Chairman

By:	/s/ F.J. “Rick” Mandelbaum	By:	/s/ Robert P. Cange
	F.J. “Rick” Mandelbaum,		Robert P. Cange, Secretary
President

1ST PACIFIC BANK OF CALIFORNIA

By:	/s/ Dr. James G. Knight
Dr. James G. Knight, Chairman

By:	/s/ Robert P. Cange
Robert P. Cange, Secretary

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Exhibit 2.1

Agreement of Merger

This Agreement of Merger (the “Merger Agreement”), dated          , 2007, is entered into by and between 1st Pacific Bank of California, a California state chartered bank (“Bank”) and Landmark National Bank, a national banking association (“Landmark”), to which 1st Pacific Bancorp, a California corporation and sole shareholder of Bank (“Bancorp”) is a party, with reference to the following facts:

1.                                       Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the State of California.  Bank’s authorized capital consists of            shares of common stock, no par value (“Bank Stock”) of which, on the date hereof, there are           shares issued and outstanding, all of which are owned by Bancorp.

2.                                       Landmark is a national banking association duly organized, validly existing and in good standing under the laws of the United States, with authorized capital of          shares of common stock, $5.00 par value (“Landmark Stock”), of which, on the date hereof, there are         shares issued and outstanding.

3.                                       Bancorp is a California corporation duly organized, validly existing and in good standing under the laws of the State of California.  Bancorp’s authorized capital consists of            shares of common stock, no par value (“Bancorp Stock”) of which, on the date hereof, there are          shares issued and outstanding.

4.                                       Bancorp, Bank and Landmark have entered into an Agreement and Plan of Reorganization and Merger dated as of          , 2007 (the “Reorganization Agreement”) which provides for the merger of Landmark with and into Bank (the “Merger”) in accordance with this Merger Agreement.

5.                                       The respective Boards of Directors of Bank and Landmark deem it desirable and in the best interests of their respective corporations and shareholders that Landmark be merged with and into Bank as provided in the Reorganization Agreement pursuant to the laws of the State of California and that Bank be the surviving corporation (the “Surviving Bank”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein and for the purposes of prescribing the terms and conditions of the Merger, the parties hereto agree as follows:

Article I

The Merger

Upon consummation of the Merger at the Effective Time (as hereinafter defined), Landmark shall be merged with and into Bank with Bank as the Surviving Bank and the separate corporate existence of Landmark shall cease.

Article II

Name

The name of the Surviving Bank shall be “1st Pacific Bank of California.”

Article III

Articles of Incorporation

The Articles of Incorporation of Bank as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Articles of Incorporation of the Surviving Bank.

Article IV

Bylaws

The Bylaws of Bank as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Bylaws of the Surviving Bank.

Article V

Directors

The members of the Board of Directors of Bank immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the members of the Board of Directors of the Surviving Bank.

Article VI

Rights and Duties of Surviving Bank

Upon the merger becoming effective, all rights, privileges, franchises and property of Landmark, and all debts and liabilities due or to become due to Landmark, including things in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Bank without further act or deed, and the Surviving Bank shall have and hold the same in its own right as fully as the same was possessed and held by Landmark.

Upon the merger becoming effective, all debts, liabilities, and obligations due or to become due, and all claims or demands for any cause existing against Landmark shall be and become the debts, liabilities, obligations of, and the claims and demands against, the Surviving Bank in the same manner as if the Surviving Bank had itself incurred or become liable for them.

Upon the merger becoming effective, all rights of creditors of Landmark, and all liens upon the property of Landmark, shall be preserved unimpaired as in effect immediately prior to the time of the merger.

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Upon the merger becoming effective, any action or proceeding pending by or against Landmark shall not be deemed to have abated or been discontinued, but may be prosecuted to judgment, with the right to appeal or review as in other cases, as if the merger had not taken place or the Surviving Bank may be substituted for Landmark.

Article VII

Conversion of Shares

In and by virtue of the Merger and at the Effective Time, pursuant to this Merger Agreement, the shares of Bank Stock and Landmark Stock outstanding at the Effective Time shall be converted as follows:

(a)                                  Effect on Bank Stock.  Each share of Bank Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, pursuant to the Agreement of Merger and without any further action on the part of the Surviving Bank or the holders of Bank Stock, remain outstanding and is not affected by the Merger.

(b)                                 Effect on Landmark Stock.  Each share of Landmark Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, pursuant to the Agreement of Merger and without any further action on the part of the Surviving Bank or the holders of Landmark Stock, be automatically cancelled and cease to be an issued and outstanding share of Landmark Stock and be converted into the right to elect to receive, subject to certain limitation set forth in the Reorganization Agreement, either .778125 shares of Bancorp no par value common stock or $12.45 in cash.

No fractional shares of Bancorp Stock shall be issued in the Merger.  In lieu thereof, each holder of Landmark Stock who would otherwise be entitle to receive fractional shares shall receive an amount in cash equal to the product (calculated to eight places) obtained by multiplying such fractional share interest by $12.45.

The shareholders of Landmark who dissent from the Merger pursuant to Section 214a of the National Bank Act shall have the rights set forth in Section 214a of the National Bank Act provided that they comply with the provisions of Section 214a of the National Bank Act.

(c)                                  Effect on Landmark Stock Options and Landmark Warrants.  Immediately prior to the Effective Time, the outstanding rights pursuant to Landmark Stock Option Plans and Landmark Warrants, other than any of those as to which Bancorp and the respective holders have agreed to cancel in exchange for cash consideration to be paid to the holders by Bancorp, shall be converted into and become rights with respect to shares of Bancorp determined in accordance with the Landmark Stock Option Plans and Landmark Warrants.

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Article VIII

Further Action

The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable in order to vest in and confirm to the Surviving Bank title to and possession of all of Bank’s and Landmark’s property, rights, privileges, powers and franchises hereunder, and otherwise to carry out the intent and purposes of this Merger Agreement.

Article IX

Effective Time

The Merger will become effective upon the filing in accordance with Section 4887 of the California Financial Code of a copy of this Merger Agreement (bearing the certification of the Secretary of State of the State of California) and all other requisite accompanying certificates in the office of the Commissioner of the California Department of Financial Institutions (the “Commissioner”).  (The date and time of such filing with the Commissioner is referred to herein as the “Effective Time”).

Article X

Conditions to Merger

The filing of this Merger Agreement with the Commissioner as provided in Article IX above is conditioned upon the fulfillment or waiver, prior to such filing, of all the conditions to the Merger set forth in Article 7 of the Reorganization Agreement.

Article XI

Successors and Assigns

This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Merger Agreement may not be assigned by either party without the written consent of the other.

Article XII

Governing Law

This Merger Agreement has been executed in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

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Article XIII

Termination

This Merger Agreement may, by the mutual consent and action of the Boards of Directors of Bank and Landmark, be abandoned at any time before or after approval thereof by the shareholders of Bank and Landmark, but not later than the filing of this Merger Agreement with the Commissioner pursuant to Section 4887 of the California Financial Code.  This Merger Agreement shall automatically be terminated and of no further force and effect if, prior to the filing of an executed copy hereof with the Commissioner as provided in Article IX hereof, the Reorganization Agreement is terminated in accordance with the terms thereof.

IN WITNESS WHEREOF, Bank, Landmark and Bancorp, pursuant to the approval and authority duly given by resolution of their respective Boards of Directors, have caused this Merger Agreement to be signed by their respective Chairman of the Board or Chief Executive Officer and Secretary on the day and year first above written.

1ST PACIFIC BANK OF CALIFORNIA

Dr. James G. Knight, Chairman

By:
Secretary

LANDMARK NATIONAL BANK

By:
Chief Executive Officer or President

By:
Secretary

1ST PACIFIC BANCORP

Dr. James G. Knight, Chairman

By:
Secretary

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Certificate of Approval

of

Agreement of Merger

                           and                            certify that:

1.                                       They are the President and Chief Executive Officer and Secretary, respectively, of Landmark National Bank, a national banking association (“Landmark”).

2.                                       This certificate is attached to the Agreement of Merger dated           , 2007 by and between 1st Pacific Bank of California, a California state chartered bank (“Bank”) and Landmark, to which 1st Pacific Bancorp, a California corporation and sole shareholder of Bank (“Bancorp”) is a party, which provides for the merger of Landmark with and into Bank (“Merger”).

3.                                       The Agreement of Merger in the form attached was duly approved by the Board of Directors and shareholders of Landmark.

4.                                       Landmark has one class of shares outstanding consisting of common shares which was entitled to vote on the Merger.  Landmark has         common shares outstanding which were entitled to vote on the Merger.

5.                                       The principal terms of the Agreement of Merger in the form attached were approved by Landmark by the vote of a number of shares of its capital stock which equaled or exceeded the vote required.

6.                                       The percentage vote required is at least 66 2/3% of the outstanding shares which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the foregoing is true and correct of our own knowledge.  We declare we are the persons who executed this instrument, which execution is our act and deed.

Executed at          , California on          , 2007.

President and CEO

Secretary

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Certificate of Approval

of

Agreement of Merger

                           and                            certify that:

1.                                       They are the President and Chief Executive Officer and Secretary, respectively, of 1st Pacific Bank of California, a California state chartered bank (“Bank”).

2.                                       This certificate is attached to the Agreement of Merger dated           , 2007 by and between Bank and Landmark National Bank, a national banking association (“Landmark”), to which 1st Pacific Bancorp, a California corporation and sole shareholder of Bank (“Bancorp”) is a party, which provides for the merger of Landmark with and into Bank (“Merger”).

3.                                       The Agreement of Merger in the form attached was duly approved by the Board of Directors of Bank.

4.                                       Bank has one class of shares authorized consisting of common shares and has         common shares outstanding, all of which are owned by Bancorp.

5.                                     The principal terms of the Agreement of Merger in the form attached were unanimously approved by Bank’s sole shareholder, Bancorp.

We certify under penalty of perjury under the laws of the State of California that the foregoing is true and correct of our own knowledge.  We declare we are the persons who executed this instrument, which execution is our act and deed.

Executed at          , California on          , 2007.

President and CEO

Secretary

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Certificate of Approval

of

Agreement of Merger

                           and                            certify that:

1.                                       They are the President and Chief Executive Officer and Secretary, respectively, of 1st Pacific Bancorp, a California corporation (“Bancorp”).

2.                                       This certificate is attached to the Agreement of Merger dated           , 2007 by and between 1st Pacific Bank of California, a California state chartered bank (“Bank”) and Landmark National Bank, a national banking association (“Landmark”), to which Bancorp is a party, which provides for the merger of Landmark with and into Bank (“Merger”).

3.                                       The Agreement of Merger in the form attached was duly approved by the Board of Directors of Bancorp.

4.                                       Bancorp has one class of shares outstanding consisting of common shares which was entitled to vote on the Merger.  Bancorp has         common shares outstanding which were entitled to vote on the Merger.

5.                                       The principal terms of the Agreement of Merger in the form attached were approved by Bancorp by the vote of a number of shares of its capital stock which equaled or exceeded the vote required.

6.                                       The percentage vote required is more than 50% of the outstanding shares of Bancorp which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the foregoing is true and correct of our own knowledge.  We declare we are the persons who executed this instrument, which execution is our act and deed.

Executed at          , California on          , 2007.

President and CEO

Secretary

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Exhibit 5.3

Affiliate’s Agreement

February 22, 2007

1st Pacific Bancorp and 1st Pacific Bank of California

4275 Executive Square, Suite 650

La Jolla, California  92037

Attention:  Dr. James G. Knight, Chairman

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Reorganization and Merger, dated as of February 22, 2007 (the “Reorganization Agreement”), by and among 1st Pacific Bancorp (“Company”), 1st Pacific Bank of California (“Bank”) and Landmark National Bank (“Seller”), which Reorganization Agreement provides for the merger of Seller with and into Bank (the “Merger”), in a transaction in which, among other things, shares of the common stock, $5.00 par value, of Seller (“Seller Common Stock”) will be converted into the right to receive shares of common stock, no par value, of Company (“Company Common Stock”) and/or cash, as more fully provided therein.

The undersigned has been informed that the Merger constitutes a transaction covered by Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”); that the undersigned may be deemed to be an “affiliate” of Seller within the meaning of Rule 145; and that, accordingly, the shares of Company Common Stock which the undersigned may acquire in connection with the Merger may be disposed of only in conformity with the provisions hereof.

The capitalized terms used and not defined herein shall have the meaning set forth in the Reorganization Agreement.

1.                                       The undersigned, after inquiry of any agent with discretionary power to transfer the undersigned’s shares of Seller Common Stock, represents, warrants and agrees as follows:

(a)                                  The undersigned has full power to execute this Affiliate’s Agreement and to make the representations, warranties and agreements herein, and to perform his, her or its obligations hereunder.

(b)                                 The undersigned is currently the owner of that number of shares of Seller Common Stock set forth in Schedule 1 hereto (the “Seller Shares”) and has held the Seller Shares at all times since January 1, 2005, unless otherwise set forth in Schedule 1.

(c)                                  The undersigned currently owns no shares of Company Common Stock and has not owned any shares of Company Common Stock since January 1, 2005, except as otherwise disclosed on Schedule 1 to this Agreement.  The undersigned shall not sell, margin, sell short, purchase, contract to purchase or sell or otherwise have any financial interest, directly or indirectly in any transaction involving shares of Company Common Stock from the date hereof until after the Merger.

(d)                                 The undersigned shall not purchase, sell, transfer or otherwise dispose of, or reduce the undersigned’s risk of ownership or investment in any of the Seller Shares prior to the Merger.

(e)                                  Other than in exchange for Company Common Stock and/or cash pursuant to the Merger, the undersigned has no present plan or intent to engage in a sale, exchange, transfer, redemption or reduction in any way of the undersigned’s risk of ownership by short sale or otherwise, or other disposition, directly or indirectly (such actions being collectively referred to as a “Sale”) of the Seller Shares or any of the shares of Company Common Stock to be received by the undersigned pursuant to the Merger.

(f)                                    The undersigned has not engaged in a Sale of any shares of Seller Common Stock at any time since January 1, 2005 unless otherwise set forth in Schedule 1.

(g)                                 The undersigned is not aware of or participating in any plan or intention on the part of the Seller’s shareholders (a “Plan”) to engage in a Sale of Company Common Stock to be received by such Seller shareholders pursuant to the Merger that will reduce such Seller shareholders’ ownership of Company Common Stock to a number of shares having, in the aggregate, a value at the Effective Time of less than 50% of the total fair market value of the Seller Shares or Seller Common Stock outstanding immediately prior to the Merger.  For purposes of this representation, shares of the Seller Stock disposed of in a Sale (including through the exercise of dissenters’ rights) will be considered to be outstanding stock of Seller immediately prior to the Merger that was exchanged for Company Common Stock in the Merger, and then disposed of pursuant to a Plan.

(h)                                 The undersigned has no present plan or intent to (i) engage in a Sale of the Seller Shares (other than in exchange for Company Common Stock and/or cash pursuant to the Merger), or (ii) exercise dissenters’ rights in connection with the Merger.

(i)                                     The representations contained herein shall be true and correct at all times from the date hereof through the Effective Time.

(j)                                     The undersigned has consulted such legal and financial counsel as the undersigned deems appropriate in connection with the execution of this Affiliate’s Agreement.

2.                                       Company agrees to use its best efforts to file all reports and data with the Securities and Exchange Commission (“SEC”) necessary to permit the undersigned to sell Restricted Securities pursuant to and otherwise in conformity with Rule 145(d) under the Securities Act.

3.                                       Company acknowledges that the provisions of Section 1(e) of this Affiliate’s Agreement will be satisfied as to any sale by the undersigned of Restricted Securities pursuant to Rule 145(d) under the Securities Act, as evidenced by a broker’s letter or opinion of

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counsel stating that the requirements of Rule 145 have been met; provided, however, that if counsel for Company reasonably believes that the provisions of Rule 145 have not been complied with, or if requested by Company in connection with a proposed disposition, the undersigned shall furnish to Company a copy of a “no action” letter or other communication from the staff of the SEC or an opinion of counsel in form and substance reasonably satisfactory to Company and its counsel, to the effect that the applicable provisions of Paragraphs (c), (e), (f) and (g) of Rule 144 under the Securities Act have been complied with or that the disposition may be otherwise effected in the manner requested in compliance with the Securities Act.

4.                                       The undersigned also understands that stop transfer instructions will be given to Company’s transfer agent with respect to the Restricted Securities and that there will be placed on the certificates evidencing the Restricted Securities, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), APPLIES AND MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND 1ST PACIFIC BANCORP, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF 1ST PACIFIC BANCORP.”

Company agrees that such stop transfer instructions and legend will be promptly removed if there has been compliance with the provisions of Section 3.

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5.                                       This Affiliate’s Agreement shall be binding upon and enforceable against administrators, executors, representatives, heirs, legatees and devisees of the undersigned and any pledgee holding the Restricted Securities of the undersigned as collateral.

IN WITNESS WHEREOF, the undersigned has executed the foregoing Affiliate’s Agreement as of the date first above written.

Very truly yours,

By:

Agreed to and Accepted:

1ST PACIFIC BANCORP

By:
Name:

By:
Name:

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EXHIBIT 7.2.6

LANDMARK DIRECTOR-SHAREHOLDER’S AGREEMENT

This Landmark Director-Shareholder’s Agreement (“Agreement”), dated as of February 22, 2007 is entered into by and between 1st Pacific Bancorp, a California corporation (“Bancorp”), and 1st Pacific Bank, a California state chartered bank (“Bank”), on one hand and                                      (“Shareholder”), on the other hand.

RECITALS

A.                                   Bancorp, Bank and Landmark National Bank, a national banking association (“Landmark”) entered into that certain Agreement and Plan of Reorganization and Merger of even date herewith (the “Reorganization Agreement”).

B.                                     Shareholder is a member of the Board of Directors of Landmark and owns shares of the common stock, $5.00 par value, of Landmark (“Landmark Stock”).

C.                                     Shareholder is willing to agree to vote or cause to be voted all shares of Landmark Stock with respect to which Shareholder has voting power on the date hereof or hereafter acquired to approve the Reorganization Agreement and the transactions contemplated thereby and all requisite matters related thereto.

D.                                    Shareholder is willing to agree to not compete with, use trade secrets or solicit customers or employees of Bancorp, Bank or Landmark as set forth in this Agreement.

E.                                      Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, Bancorp and Bank and Shareholder agree as follows:

Article I
Director-Shareholder’s Agreement

 1.1         Agreement to Vote.  Shareholder shall vote or cause to be voted at any meeting of shareholders of Landmark to approve the Reorganization Agreement and the transactions contemplated thereby (the “Shareholders’ Meeting”), all of the shares of Landmark Stock as to which Shareholder has sole or shared voting power (the “Shares”), as of the record date established to determine shareholders who have the right to vote at any such Shareholders’ Meeting or to give consent to action in writing (the “Record Date”), to approve the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby, including the principal terms of the Reorganization and Merger.

 1.2         Restrictions on Dispositions.  Shareholder agrees that, from and after the date of this Agreement and through the Effective Time, he or she will not take any action that will alter or affect in any way the right to vote the Shares, except (i) with the prior written consent of Bancorp or (ii) to change such right from that of a shared right of Shareholder to vote the Shares to a sole right of Shareholder to vote the Shares.

 1.3         Shareholder Approval.  Shareholder shall (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby by the Landmark shareholders at the Shareholders’ Meeting and (ii) advise the Landmark shareholders to reject any subsequent proposal or offer received by Landmark relating to any purchase, sale, acquisition, merger or other form of business combination involving Landmark or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement; provided, however, that Shareholder shall not be obligated to take any action specified above if the Board of Directors of Landmark is advised in writing by outside legal counsel, Gary Steven Findley & Associates, that, in the exercise of his or her fiduciary duties, a director of Landmark should not take such action.

 1.4         Noncompetition.  Other than serving as a director, executive officer or shareholder of Bancorp or Bank, for a period of two years after the Effective Time (the “Term”), Shareholder agrees not to, directly or indirectly, without the prior written consent of Bancorp, own more than 1% of, organize, or be connected as an officer, director, or employee with, any financial institution, other than Bancorp or Bank, whose deposits are insured by the federal government that has its head office within 50 miles of the head office of Landmark or has a branch office in San Diego County (a “Competitive Enterprise”).  In addition, during the Term, Shareholder agrees not to, directly or indirectly: (i) solicit, entice, influence, divert or otherwise contact any customer of Bancorp, Bank or Landmark or assist anyone in the solicitation, enticement, influencing, diversion or contacting of any customer of Bancorp, Bank or Landmark for the purpose of causing, encouraging, or attempting to cause or encourage such customer to divert its current, ongoing or future business from Bancorp, Bank or Landmark; (ii) employ or assist in employing any present employee of Landmark to perform services for any Competitive Enterprise; (iii) solicit (including the disclosure to any third party of the names, backgrounds or qualifications of any Bancorp, Bank or Landmark employees or the identification of such employees as potential candidates for employment, except for acting as a reference upon the request of any such employee) any employee to leave his or her employment with Bancorp, Bank or Landmark; (iv) make any oral or written statement, comments or other communications that impugns or is intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualifications of Bancorp or Bank or any of their affiliates, subsidiaries, current or former directors, officers, employees or customers; or (v) commit, plan or agree to undertake any activity set forth in (i) through (iv).  In the event that during the Term Bancorp or Bank is acquired by another financial institution and is not the surviving entity of the acquisition, then this Section 1.4 shall terminate upon the date of Bancorp’s or Bank’s acquisition.

 1.5         Confidentiality.  For purposes of this Agreement, “Proprietary Information” shall mean any information relating to the business of Landmark that has not previously been publicly released by Landmark or its representatives, and shall include, but shall not be limited to, information encompassed in all marketing and business plans, financial information, fees, pricing information, customer and client lists and relationships between Landmark and its customers and clients and others who have business dealings with Landmark.  Shareholder agrees to maintain the confidentiality of all Proprietary Information that has been disclosed to Shareholder in the course of his or her service as a director of Landmark.  Shareholder shall not, without written authorization from Bancorp, use for Shareholder’s benefit or purposes, nor disclose to others any Proprietary Information.  The prohibitions in this Section  1.5 shall not apply to any Proprietary Information after such Proprietary Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain other than through a breach by Shareholder of the terms hereof and shall not restrict any disclosure required by law or in connection with any administrative or judicial proceedings.

Article II
Representations and Warranties of Shareholder

Shareholder represents and warrants to Bancorp and Bank that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

 2.1         Ownership and Related Matters.

(a)           Schedule 2.1(a) hereto correctly sets forth the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the date hereof.  Within five business days after the Record Date, Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the Record Date.

(b)           There are no proxies, voting trusts or other agreements or understandings to or by which Shareholder or his or her spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

 2.2         Authorization; Binding Agreement.  Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of

2

Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

 2.3         Noncontravention.  The execution, delivery and performance of this Agreement by Shareholder will not (a) conflict with or result in the breach of, or default or actual or potential loss of any benefit under, any provision of any agreement, instrument or obligation to which Shareholder or his or her spouse is a party or by which any of Shareholder’s properties or his or her spouse’s properties are bound, or give any other party to any such agreement, instrument or obligation a right to terminate or modify any term thereof; (b) require any third party consents; (c) result in the creation or imposition of any encumbrance on any of the Shares or any other assets of Shareholder or his or her spouse; or (d) violate any applicable laws or rules to which Shareholder or his or her spouse is subject.

Article III
General

 3.1         Amendments.  To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

 3.2         Integration.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for the Reorganization Agreement if executed by Shareholder) supersedes all prior agreements and understandings of the parties in connection therewith.

 3.3         Specific Performance.  Shareholder, Bancorp and Bank each expressly acknowledge that, in view of the uniqueness of the obligations of Shareholder contemplated hereby, neither Bancorp nor Bank would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by Shareholder in accordance with its terms, and therefore Shareholder, Bancorp and Bank agree that Bancorp and Bank shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which either may be entitled at law or in equity.

 3.4         Termination.  This Agreement shall terminate automatically without further action at the earlier of four years following the Effective Time of the Reorganization or the termination of the Reorganization Agreement in accordance with its terms.  Upon termination of this Agreement as provided herein, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

 3.5         No Assignment.  Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Bancorp, Bank or Shareholder, in whole or in part.  Any attempted assignment in violation of this prohibition shall be null and void.  Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.  Notwithstanding the foregoing, nothing herein shall bind any transferee of Shareholder’s shares of common stock of Bancorp after the Effective Time or convey any rights to such transferee under this Agreement.

 3.6         Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

 3.7         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

 3.8         Gender, Number, and Tense.  Throughout this Agreement, unless the context otherwise requires,

(i)                                     the masculine, feminine and neuter genders each includes the other;

(ii)                                  the singular includes the plural, and the plural includes the singular; and

(iii)                               the past tense includes the present, and the present tense includes the past.

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 3.9         Notices.  Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, or (c) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to Bancorp:

1st Pacific Bancorp

4275 Executive Square, Suite 650

La Jolla, CA  92037

Fax No. (858) 509-0898

Attention:  Dr. James G. Knight, Chairman

With a copy to:

Luce, Forward, Hamilton & Scripps, LLP

600 West Broadway, Suite 2600

San Diego, California  92101

Fax:  (619) 232-8311

Attention:  Kurt L. Kicklighter, Esq.

If to Shareholder:

With a copy to:

Gary Steven Findley & Associates

1470 North Hundley Street

Anaheim, California 92806

Fax:  (714) 630-7910

Attention: Gary Steven Findley

or at such other address and to the attention of such other person as a party may notice to the other in accordance with this Section 3.9.  Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

 3.10       Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

 3.11       Not in Director Capacity.  Except to the extent set forth in Sections 1.4 and 1.5, no person executing this Agreement who is, during the term hereof, a director of Landmark, makes any agreement or understanding herein in his or her capacity as such director.  The parties sign solely in their capacities as owners of or holders of the power to vote shares of Landmark Stock.

 3.12       Attorneys’ Fees.  If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

 3.13       Regulatory Compliance.  Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

 3.14       Severability and the Like.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over

4

the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law.  If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

 3.15       Waiver of Breach.  Any failure or delay by Bancorp and/or Bank in enforcing any provision of this Agreement shall not operate as a waiver thereof.  The waiver by Bancorp and/or Bank of a breach of any provision of this Agreement by the Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof.  All waivers shall be in writing and signed by the party to be bound.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow]

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IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

1ST PACIFIC BANCORP	1ST PACIFIC BANK OF CALIFORNIA

By:	By:
Its:	Its:

SHAREHOLDER

By:
Name

6

SPOUSAL CONSENT

I am the spouse of                                                   , Shareholder in the above Agreement.  I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel.  I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder’s Spouse’s Name)

7

SCHEDULE 2.1(a)

Number of Shares Owned	Nature of Voting Power

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EXHIBIT 7.3.6

BANCORP DIRECTOR-SHAREHOLDER’S AGREEMENT

This Bancorp Director-Shareholder’s Agreement (“Agreement”), dated as of February 22, 2007 is entered into by and between Landmark National Bank, a national banking association (“Landmark”), and                                      (“Shareholder”).

RECITALS

A.                                   1st Pacific Bancorp, a California corporation (“Bancorp”), 1st Pacific Bank of California, a California state chartered bank, and Landmark entered into that certain Agreement and Plan of Reorganization and Merger of even date herewith (the “Reorganization Agreement”).

B.                                     Shareholder is a member of the Board of Directors of Bancorp and owns shares of the common stock, no par value, of Bancorp (“Bancorp Stock”).

C.                                     Shareholder is willing to agree to vote or cause to be voted all shares of Bancorp Stock with respect to which Shareholder has voting power on the date hereof or hereafter acquired to approve the Reorganization Agreement and the transactions contemplated thereby and all requisite matters related thereto.

D.                                    Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, Landmark and Shareholder agree as follows:

Article I

Director-Shareholder’s Agreement

1.1          Agreement to Vote.  Shareholder shall vote or cause to be voted at any meeting of shareholders of Bancorp to approve the Reorganization Agreement and the transactions contemplated thereby (the “Shareholders’ Meeting”), all of the shares of Bancorp Stock as to which Shareholder has sole or shared voting power (the “Shares”), as of the record date established to determine shareholders who have the right to vote at any such Shareholders’ Meeting or to give consent to action in writing (the “Record Date”), to approve the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby, including the principal terms of the Reorganization and Merger.

1.2          Restrictions on Dispositions.  Shareholder agrees that, from and after the date of this Agreement and through the Effective Time, he or she will not take any action that will alter or affect in any way the right to vote the Shares, except (i) with the prior written consent of Landmark or (ii) to change such right from that of a shared right of Shareholder to vote the Shares to a sole right of Shareholder to vote the Shares.

1.3          Shareholder Approval.  Shareholder shall (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby by the Bancorp shareholders at the Shareholders’ Meeting and (ii) advise the Bancorp shareholders to reject any subsequent proposal or offer received by Bancorp relating to any purchase, sale, acquisition, merger or other form of business combination involving Bancorp or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement; provided, however, that Shareholder shall not be obligated to take any action specified above if the Board of Directors of Bancorp is advised in writing by outside legal counsel, Luce, Forward, Hamilton & Scripps, LLP, that, in the exercise of his or her fiduciary duties, a director of Bancorp should not take such action.

Article II

Representations and Warranties of Shareholder

Shareholder represents and warrants to Landmark that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

2.1          Ownership and Related Matters.

(a)           Schedule 2.1(a) hereto correctly sets forth the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the date hereof.  Within five business days after the Record Date, Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the Record Date.

(b)           There are no proxies, voting trusts or other agreements or understandings to or by which Shareholder or his or her spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

2.2          Authorization; Binding Agreement.  Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

2.3          Noncontravention.  The execution, delivery and performance of this Agreement by Shareholder will not (a) conflict with or result in the breach of, or default or actual or potential loss of any benefit under, any provision of any agreement, instrument or obligation to which Shareholder or his or her spouse is a party or by which any of Shareholder’s properties or his or her spouse’s properties are bound, or give any other party to any such agreement, instrument or obligation a right to terminate or modify any term thereof; (b) require any third party consents; (c) result in the creation or imposition of any encumbrance on any of the Shares or any other assets of Shareholder or his or her spouse; or (d) violate any applicable laws or rules to which Shareholder or his or her spouse is subject.

Article III

General

3.1          Amendments.  To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

3.2          Integration.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for the Reorganization Agreement if executed by Shareholder) supersedes all prior agreements and understandings of the parties in connection therewith.

3.3          Specific Performance.  Shareholder and Landmark each expressly acknowledges that, in view of the uniqueness of the obligations of Shareholder contemplated hereby, Landmark would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by Shareholder in accordance with its terms, and therefore Shareholder and Landmark agree that Landmark shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

3.4          Termination.  This Agreement shall terminate automatically without further action at the earlier of four years following the Effective Time of the Reorganization or the termination of the Reorganization Agreement in accordance with its terms.  Upon termination of this Agreement as provided herein, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

3.5          No Assignment.  Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Landmark or Shareholder, in whole or in part.  Any attempted assignment in violation of this prohibition shall be null and void.  Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.  Notwithstanding the foregoing, nothing herein shall bind any transferee of Shareholder’s Shares after the Effective Time or convey any rights to such transferee under this Agreement.

3.6          Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

3.8          Gender, Number, and Tense.  Throughout this Agreement, unless the context otherwise requires,

(i)                                     the masculine, feminine and neuter genders each includes the other;

(ii)           the singular includes the plural, and the plural includes the singular; and

(iii)          the past tense includes the present, and the present tense includes the past.

3.9          Notices.  Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, or (c) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to Landmark:

Landmark National Bank

937 Lomas Santa Fe Drive

Solana Beach, California 92075

Fax No. (858) 332-1018

Attention:  F.J. “Rick” Mandelbaum, President

With a copy to:

Gary Steven Findley & Associates

1470 North Hundley Street

Anaheim, California 92806

Fax:  (714) 630-7910

Attention:  Gary Steven Findley

If to Shareholder:

c/o 1st Pacific Bank of California

4275 Executive Square, Suite 650

La Jolla, California 92037

With a copy to:

Luce, Forward, Hamilton & Scripps, LLP

600 West Broadway, Suite 2600

San Diego, California 92101

Fax No. (619) 232-8311

Attention:  Kurt L. Kicklighter, Esq.

or at such other address and to the attention of such other person as a party may notice to the other in accordance with this Section 3.9.  Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

3.10        Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

3.11        Not in Director Capacity.  No person executing this Agreement who is, during the term hereof, a director of Bancorp, makes any agreement or understanding herein in his or her capacity as such director.  The parties sign solely in their capacities as owners of or holders of the power to vote shares of Bancorp Stock.

3.12        Attorneys’ Fees.  If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

3.13        Regulatory Compliance.  Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

3.14        Severability and the Like.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law.  If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.15        Waiver of Breach.  Any failure or delay by Landmark in enforcing any provision of this Agreement shall not operate as a waiver thereof.  The waiver by Landmark of a breach of any provision of this Agreement by the Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof.  All waivers shall be in writing and signed by the party to be bound.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow]

IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

LANDMARK NATIONAL BANK

By:

Its:

SHAREHOLDER

By:

Name:

SPOUSAL CONSENT

I am the spouse of                                            , Shareholder in the above Agreement.  I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel.  I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder’s Spouse’s Name)

SCHEDULE 2.1(a)

Number of Shares Owned	Nature of Voting Power